UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
Vulcan Materials Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1200 Urban Center Drive
Birmingham Alabama 35242
March 28, 2008
Dear Fellow Shareholder:
You are cordially invited to attend the Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held at the Company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on May 9, 2008, at 9:00 a.m., Central Daylight Time.
We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, we encourage you to vote by proxy. This year, we are pleased to be taking advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2007 Annual Report to Shareholders. The notice contains instructions on how each of our shareholders may receive a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report to Shareholders and proxy card. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this new process will provide shareholders with the information they need, while conserving our natural resources and reducing the costs of printing and distributing our proxy materials.
For your convenience, you can vote your proxy in one of the following ways:
-	Use the Internet at the web address shown on your proxy card;

-	Use the telephone number shown on your proxy card; or

-	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Instructions regarding each method of voting are contained in the proxy statement and on the enclosed proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is important. Whether you own one share or many, your prompt vote is greatly appreciated.
Thank you for your ongoing support and continued interest in our company.
Sincerely yours,
DONALD M. JAMES
Chairman and
Chief Executive Officer

1200 Urban Center Drive
Birmingham, Alabama 35242
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2008
To our Shareholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vulcan Materials Company will be held at the Company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 9, 2008, at 9:00 a.m., Central Daylight Time, for the following purposes:
1.	To elect four nominees as directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008;

3.	Adoption of the Legacy Vulcan Corp. Restated Certificate of Incorporation; and

4.	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record as of the close of business on March 14, 2008 are entitled to receive notice of, to attend and vote at the meeting.
By Order of the Board of Directors,
JERRY F. PERKINS, JR.
Secretary
Birmingham, Alabama
March 28, 2008
NOTE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING, DATING, SIGNING AND MAILING THE ENCLOSED PROXY AS SOON AS POSSIBLE.

VULCAN MATERIALS COMPANY
1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 9, 2008
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2008 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being sent to all shareholders of record as of the close of business on March 14, 2008 for use at the Annual Meeting of Shareholders. This proxy statement, the enclosed proxy card and Vulcan’s 2007 Annual Report to Shareholders are being first mailed or delivered to our shareholders on or about March 28, 2008. The meeting will be held at the Company’s headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 9, 2008, at 9:00 a.m., Central Daylight Time.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?
This year, we are pleased to be using the Securities and Exchange Commission’s rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders, primarily our large institutional shareholders, a notice about the Internet availability of proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
Why did I not receive a notice about the Internet availability of the proxy materials?
For those shareholders who did not receive a notice regarding Internet availability, our company has determined to send paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.
How can I access the proxy materials over the Internet?
Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:
•	View our proxy materials for the Annual Meeting of Shareholders on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, we will provide instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
How may I obtain a paper copy of the proxy materials?
Shareholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All shareholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voter instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must complete, date, sign and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the notices).
Who can attend the Annual Meeting?
Only shareholders of our company as of the record date, March 14, 2008, their authorized representatives and invited guests of our company will be able to attend the annual meeting.
Who is entitled to vote?
All of our shareholders as of the record date, March 14, 2008, will be entitled to vote at the 2008 Annual Meeting of Shareholders. As of the close of business on such date, we had 485,000,000 authorized shares of common stock, of which 108,579,389 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Our by-laws do not provide for cumulative voting and, accordingly, the shareholders do not have cumulative voting rights with respect to the election of directors.
What is the difference between a registered shareholder and a beneficial holder of shares?
If your common stock is registered directly in your name with our transfer agent, Broadridge Investor Communication Solutions, Inc., you are considered a “registered shareholder” with respect to those shares. If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, have been sent or provided directly to you.
If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials, or the notice of Internet availability of proxy materials, have been forwarded to you by your brokerage firm, bank or other nominee, or their agent which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker or nominee on how to vote the shares.
How do I vote?
Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote in one of the following manners:
•	By Internet — Shareholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instructions card by mail may submit proxies over the Internet by following the instructions on the proxy card or the voter instruction card;

•	By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Shareholders of record who have received a notice about the Internet availability of the proxy materials will need to have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail will need to have the control number that appears on their proxy card available when voting. Most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voter instructions card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. Central Daylight Time on May 8, 2008.

•	By Mail — Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

•	In Person — Shareholders of record may vote shares held in their name in person at the Annual Meeting. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a legal proxy from the broker, trustee or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial owner on the record date.
Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save our company expense. If you vote via the Internet or by telephone, please do not return a signed proxy card, unless you change your vote. If you vote by more than one method, only the last vote that is submitted will be counted, and each previous vote will be disregarded.
How do I specify how I want my shares voted?
You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card or submitting your vote on each proposal via the telephone or Internet. Please review the voting instructions on the proxy card and read the entire text concerning the proposals in this proxy statement prior to voting.
If a proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder. If your signed proxy card or your telephone or Internet instructions do not specify how your shares are to be voted on a proposal, your shares will be voted: (a) FOR the election of the nominees for directors described in the proxy statement; (b) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; (c) FOR the adoption of the Legacy Vulcan Corp. Restated Certificate of Incorporation; and (d) in accordance with the recommendation of our Board of Directors on any other proposal that may properly come before the meeting or any postponement or adjournment thereof.
How are my shares voted if I am a beneficial holder and I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the listing standards of the New York Stock Exchange, to vote shares on certain “routine” matters for which their clients do not provide voting instructions by the tenth day before the meeting. The election of directors, the ratification of the independent registered public accounting firm and the adoption of the Legacy Vulcan Corp. Restated Certificate of Incorporation are considered routine matters.
What items will be voted upon at the Annual Meeting?
There are three proposals that will be presented at the meeting:
▪	election of four nominees for directors;

▪	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

▪	adoption of the Legacy Vulcan Corp. Restated Certificate of Incorporation.
These proposals have been submitted on behalf of our Board of Directors. We know of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the proxies named on the proxy card to vote on them consistent with the recommendations of the Board of Directors.
What are the Board of Directors’ voting recommendations?
For the reasons set forth in more detail later in this proxy statement, the Board recommends a vote FOR the election of each of the director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2008 and FOR the adoption of the Legacy Vulcan Corp. Restated Certificate of Incorporation.

What constitutes a quorum for the Annual Meeting?
A majority of the shares of common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting of Shareholders, the shareholders entitled to vote, present in person or by proxy, shall have the power to adjourn the Annual Meeting until a quorum shall be present or represented by proxy.
How many votes are needed to have the proposals pass?
The affirmative vote of a majority of the votes cast is required to elect each of the director nominees and to ratify the appointment of Deloitte & Touche LLP. The affirmative vote of 80% of the shares outstanding is required to adopt the proposed Legacy Vulcan Corp. Restated Certificate of Incorporation.
How are the votes counted?
For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” and, with respect to the election of directors, “Withheld” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not considered votes cast, and thus will not affect the outcome of the vote to elect each of the director nominees and to ratify the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the Legacy Vulcan Corp. Restated Certificate of Incorporation, as that proposal requires the affirmative vote of at least 80% of the shares outstanding.
How can I revoke my Proxy?
You may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:
▪	by giving timely written notice of the revocation to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, prior to the Annual Meeting of Shareholders;
▪	by executing and delivering another valid proxy with a later date;

▪	by voting by telephone or Internet at a later date; or

▪	by attending the Annual Meeting of Shareholders and voting in person by written ballot.
If you vote by more than one method, only the last vote that is submitted will be counted, and each previous vote will be disregarded.
Who counts the votes?
Tabulation of the votes cast at the meeting is conducted by Broadridge Investor Communication Solutions, Inc., independent inspectors of election.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vulcan or third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.
Who will pay for the costs involved in the solicitation of proxies?
Vulcan is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone.
What is “householding” and how does it affect me?
Some banks and brokers may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either or both documents to you if you write or call us at the following address or phone number: Vulcan Materials Company, P.O. Box 385014, Birmingham, Alabama 35238-5014, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3220. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank or broker, or you may contact us at the above address and phone number.
Can I view the Proxy Statement and Annual Report over the Internet instead of receiving them in the mail?
You may access our company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2007, which includes our 2007 Annual Report to Shareholders, via the Internet at www.vulcanmaterials.com under the heading “Investor Relations.” For next year’s shareholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and Annual Report to Shareholders electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at https://www.proxypush.com/vmc, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and Annual Report to Shareholders electronically, then prior to next year’s shareholders’ meeting you will receive an e-mail notification when the proxy materials and Annual Report to Shareholders are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for subsequent meetings unless you revoke it prior to future meetings by sending a written request to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, or revoking your request online.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 will be provided to you without charge (except for exhibits) upon written request to Mark D. Warren, Director, Investor Relations, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

PROPOSAL 1. ELECTION OF DIRECTORS
In accordance with the by-laws of our company, the Board of Directors shall be comprised of not fewer than nine nor more than 12 directors. Our by-laws further provide that the number of directors may be set by a resolution of our Board of Directors and the Board of Directors has determined that the size of the Board shall be currently fixed at 11. Pursuant to our company’s by-laws, the Board is divided into three classes, with the term of office of one class expiring each year. One class is elected at each annual meeting to serve a three-year term. Our by-laws provide that a director shall retire from the Board at the annual meeting following his or her 72nd birthday, provided that the Board may waive the mandatory retirement age and nominate such director for an additional term of one or more years if the Board determines that such an extension is in the best interests of our company and its shareholders.
The Board has nominated Donald M. James and Ann McLaughlin Korologos for re-election as directors to serve three-year terms expiring in 2011. In addition, the Board has nominated Philip J. Carroll for re-election as a director to serve a two-year term. Mr. Carroll is being nominated to serve a two-year term because of the Board’s policy of mandatory retirement at age 72. Finally, the Board has nominated Orin R. Smith for re-election as a director to serve a one-year term. The Board has determined that the continued service of Mr. Smith is in the best interests of the company and the shareholders. Unless otherwise directed, proxies will be voted in favor of these four nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons nominated by the Board on the recommendation of the Governance Committee. Each of the nominees has consented to serve if elected, and the Board has no reason to believe that any of the persons nominated will be unable to serve as a director.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
TERMS EXPIRING IN 2011

Donald M. James
Age: 59. Director since 1996.
Chairman and Chief Executive Officer of Vulcan since May 1997.
Other directorships: The Southern Company; Wachovia Corporation.
Committee memberships: Executive.

Ann McLaughlin Korologos
Age: 66. Director since 1990.(*)
A former U.S. Secretary of Labor; Chairman of the RAND Corporation Board of Trustees since April 2004 (RAND is a nonprofit institution that helps improve policy and decision making through research and analysis); Senior Advisor to Benedetto, Gartland & Company, Inc. (an investment banking firm in New York) from October 1996 until December 2005.
Other directorships: AMR Corporation; Harman International Industries, Inc.; Kellogg Company; Host Hotels & Resorts, Inc.
Committee memberships: Finance and Pension Funds; Governance.

(*) Ms. Korologos was first elected a director in 1990 and served until May 14, 2004. She was reelected a director of Vulcan by the Board of Directors on July 13, 2007.

TERM EXPIRING IN 2010

Philip J. Carroll, Jr.
Age: 70. Director since 1999.
Retired Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002.
Other directorships: BAE Systems; Texas Medical Center; Environfuels, LLC.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.

TERM EXPIRING IN 2009

Orin R. Smith
Age: 72. Director since 1983.
Retired Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), from January 1995 to December 2000.
Other directorships: Ingersoll-Rand Company.
Committee memberships: Compensation; Executive; Governance; Safety, Health and Environmental Affairs.
The Board of Directors recommends a vote FOR
each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING IN 2009

John D. Baker II
Age: 59. Director since 2007.
Chief Executive Officer and President of Patriot Transportation Holding, Inc. since February 2008; Former President and Chief Executive Officer of Florida Rock Industries, Inc., Jacksonville, Florida (an aggregates, ready mix concrete and cement company), from 1996 to November 2007.
Other directorships: Patriot Transportation Holding, Inc.; Wachovia Corporation.
Committee memberships: Finance and Pension Funds; Safety, Health and Environmental Affairs.

Phillip W. Farmer
Age: 69. Director since 1999.
Retired Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company) from February 2003 until June 2003; Chairman, President and Chief Executive Officer from June 2000 to February 2003.
Other directorships: George Weston, Limited
Committee memberships: Audit; Finance and Pension Funds; Governance.

H. Allen Franklin
Age: 63. Director since 2001.
Retired Chairman and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy) from April 2004 until July 2004; Chairman, President and Chief Executive Officer from April 2001 to April 2004.
Committee memberships: Audit; Compensation; Safety, Health and Environmental Affairs.

James V. Napier
Age: 71. Director since 1983.
Retired Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Other directorships: Intelligent Systems, Inc.; McKesson Corporation; WABTEC, Inc.
Committee memberships: Audit; Compensation; Executive; Finance and Pension Funds.

TERMS EXPIRING IN 2010

Douglas J. McGregor
Age: 67. Director since 1992.
Blue Point Capital Partners, Cleveland, Ohio (a national private equity firm), since January 2003
Committee memberships: Audit; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 68. Director since 1986.(*)
President and Chief Executive Officer of Agensys, Inc. (a Santa Monica, California based operating subsidiary of Astellas Pharma, Inc.) (a biotechnology company developing monoclonal antibody therapeutics for cancer), since 2007; Chairman, President and Chief Executive Officer of Agensys, Inc. (a privately held company) from 2002 to 2007.
Other directorships: Chevron Corp.; Wells Fargo & Company.
Committee memberships: Compensation; Executive; Finance and Pension Funds; Governance.

Vincent J. Trosino
Age: 67. Director since 2003.
Retired President, Vice Chairman of the Board and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, Bloomington, Illinois (a mutual insurance company), from 1998 until December 2006.
Committee memberships: Audit; Finance and Pension Funds; Safety, Health and Environmental Affairs.

(*)Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was reelected a director of Vulcan by the Board of Directors on February 12, 1993.

PROPOSAL 2. RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee, which is comprised solely of independent directors, has appointed Deloitte & Touche LLP, as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ended December 31, 2008. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; and to perform such other appropriate accounting services as may be required by the Audit Committee. Although shareholder ratification is not required, the Board has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur with this appointment. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as an independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm.
The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.
The Board of Directors recommends a vote FOR
the proposal to ratify the appointment of Deloitte & Touche LLP as our company’s independent registered public accounting firm.

PROPOSAL 3. ADOPTION OF THE
LEGACY VULCAN CORP. RESTATED CERTIFICATE OF INCORPORATION
Our merger with Florida Rock Industries, Inc. was effected using an acquisition structure in which a new holding company was formed to own all of the shares of Florida Rock and Legacy Vulcan Corp. Under New Jersey law, in order to use this acquisition structure, the certificate of incorporation of Legacy Vulcan Corp., our wholly-owned subsidiary, immediately following the closing was required: (i) to be substantially identical to the certificate of incorporation of Vulcan Materials Company; and (ii) provide that amendment of Legacy Vulcan Corp.’s certificate of incorporation would require approval by the shareholders of Vulcan Materials Company.
In addition, because Legacy Vulcan Corp.’s predecessor in interest was a public company immediately prior to the transaction, its certificate of incorporation is currently in a form that is more administratively burdensome and costly to maintain than the standard form used by our company’s other wholly-owned subsidiaries.
The Board has determined that it would be desirable to restate Legacy Vulcan Corp.’s certificate of incorporation to eliminate the provision requiring approval by the shareholders of Vulcan Materials Company for subsidiary-level actions and to otherwise conform the governance and administration of Legacy Vulcan Corp. to that of the company’s other wholly-owned subsidiaries. If the shareholders approve this restatement, then future changes to Legacy Vulcan Corp.’s certificate of incorporation will not need to be submitted to our shareholders. The affirmative vote of 80% of the outstanding shares is required to adopt the restatement. The form of the proposed restated certificate of incorporation is attached to this Proxy Statement as Appendix A.
The Board of Directors recommends a vote FOR
the proposal to adopt the Legacy Vulcan Corp. Restated Certificate of Incorporation

CORPORATE GOVERNANCE OF OUR COMPANY AND
PRACTICES OF THE BOARD OF DIRECTORS
Our company takes its corporate governance responsibilities very seriously and has adopted Corporate Governance Guidelines which provide a framework for the governance of our company. The Guidelines build on practices which we have followed for many years and, we believe, demonstrate our continuing commitment to corporate governance excellence.
In addition, we have a Business Conduct Policy that applies to all of our employees and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees are required to fill out a questionnaire annually regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.
The Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website. As discussed in this proxy statement, our Governance Committee regularly reviews corporate governance developments and adopts appropriate practices as warranted. You can access our by-laws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.
Director Independence
The Board believes that all of the directors, with the exception of Messrs. Donald M. James and John D. Baker II, are independent under the New York Stock Exchange listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The New York Stock Exchange listing standards provide that a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The New York Stock Exchange rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Director Independence Criteria to assist it in determining whether a director has a material relationship with our company. The Director Independence Criteria provide that a director will be considered independent if he or she:
(a)	has not been an employee of our company, or any of its consolidated subsidiaries, nor has any immediate family member of such director been employed in an executive officer position, during the last three years;

(b)	has not received, nor has any member of his or her immediate family received, more than $100,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service during any twelve-month period within the last three years;

(c)	(1) does not have an immediate family member who is a current partner of our company’s external auditor;

(2) does not have an immediate family member that is a current employee of our company’s external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(3) has not, and has no immediate family members that have, been a partner or employee of our company’s external auditor and personally worked on our company’s audit during the past three years.

(d)	during the last three years, has not, and has no immediate family members that have, been employed as an executive officer of another company where any of our company’s present executives during that time served on that company’s compensation committee;

(e)	during the past three years, has not served as an employee or had a member of his or her immediate family serve as an executive officer of any company that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(f)	during the past three years, has not served, nor has a member of his or her immediate family served, as a director, trustee, advisory board member, executive officer or other similar position of any charitable organization that received contributions any year from our company in excess of $1,000,000, or 2% of such charitable organization’s consolidated gross revenues;

(g)	has no other relationship not described above between the director or an immediate family member (directly or as partner, shareholder, director or officer of any entity or organization which has a relationship with our company) and our company, or any of its consolidated subsidiaries or the management of our company which could affect the director’s independence; and

(h)	with respect to the Audit Committee members only, did not receive during the last fiscal year any compensation from our company other than director’s fees (including committee fees).
Further, the Director Independence Criteria requires the Board to consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, and charitable relationships and such other criteria as the Board may determine from time to time.
In February 2008, the Board conducted an evaluation of director independence, based on the Director Independence Criteria, the New York Stock Exchange listing standards and applicable SEC rules and regulations. In connection with this review, the Board evaluated commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Vulcan and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors.”
As a result of this evaluation, the Board affirmatively determined that Messrs. Carroll, Farmer, Franklin, McGregor, Napier, Rice, Smith, Trosino and Ms. Korologos are independent directors under the Board’s Director Independence Criteria, the New York Stock Exchange listing standards and the applicable SEC rules and regulations.
Director Nomination Process
The Governance Committee considers director candidates recommended by shareholders. Any shareholder wishing to recommend a candidate for election at the 2009 Annual Meeting must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, by November 25, 2008. The notice should include the following:
▪	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

▪	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

▪	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

▪	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

▪	The written consent of each nominee to serve as a director if so elected, with such written consent attached thereto.
The Governance Committee will identify nominees by first evaluating the current members of the Board willing to continue service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the

Board with that of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for reelection, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management may also suggest candidates for Board service. Timely recommendations by shareholders will receive equal consideration by the Governance Committee. In some cases the committee engages, for a fee, the services of a third-party executive search firm to assist it in identifying and evaluating nominees for director.
Meetings and Attendance
Our Board held 8 meetings in 2007. In 2007, each director attended more than 75% of the total number of meetings of the Board and meetings of the committees of which he or she was a member, except for John D. Baker II, who joined the Board in November 2007.
Annual Meeting Policy
Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. In 2007, all of the Board members attended the Annual Meeting.
Non-Management Executive Sessions and Presiding Director
Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, the Board of Directors must meet at each regularly scheduled Board meeting in an executive session in which management directors and other members of management do not participate. During 2007, the non-management directors met in executive session 8 times.
Each year at the May Board meeting, the Board designates a non-management presiding director, a position which is filled by rotation among the chairs of the Board committees. The duties of the presiding director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. The Chairman of the Audit Committee, Mr. Napier, served as the presiding director at the executive sessions after the annual meeting in 2007. Mr. Carroll, incoming Chairman of the Compensation Committee, will serve as the presiding director following the 2008 Annual Meeting.
Committees of the Board of Directors
Our Board of Directors has established six standing committees as follows:
▪	Executive Committee;

▪	Audit Committee;

▪	Compensation Committee;

•	Governance Committee;

▪	Safety, Health and Environmental Affairs Committee; and

▪	Finance and Pension Funds Committee.
The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.
The Audit, Compensation and Governance Committees are comprised entirely of independent, non-management directors.
     Executive Committee
The Executive Committee has the same powers as our Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board. Members of the Executive Committee are Messrs. James (Chair), Carroll, McGregor, Napier, Rice and Smith. The Executive Committee did not meet in 2007.

     Audit Committee
The Audit Committee advises the Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:
▪	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts for the fiscal year in which it is appointed;

▪	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

▪	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

▪	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

▪	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

▪	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by the Board of Directors, and recommending proposed changes to the Board of Directors.
The members of the Audit Committee are Messrs. Napier (Chair), Farmer, Franklin, McGregor and Trosino. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that Mr. Napier is an “audit committee financial expert” as defined by rules adopted by the SEC. He has served on our Board since 1983 and on our Audit Committee since 1987. The Audit Committee met 7 times during 2007. Further detail about the role of the Audit Committee may be found in the Report of the Audit Committee on page 19 of this Proxy Statement.
          Compensation Committee
The Compensation Committee is responsible for, among other things:
▪	determining and setting the amount of compensation paid to each of our executive officers, including the Chief Executive Officer, senior officers and division presidents;

▪	reviewing compensation plans relating to officers;

▪	interpreting and administering the Executive Incentive Plan, Management Incentive Plan, and the 2006 Omnibus Long-Term Incentive Plan; and

▪	making recommendations to the Board with respect to compensation paid by our company to any director.
The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statements.
The Compensation Committee has engaged Compensation Strategies, Inc. as its independent compensation consultant. The Compensation Committee obtains specific data and reports from Compensation Strategies, Inc. at times upon request. The Compensation Committee invites representatives of Compensation Strategies, Inc. to attend meetings of the Compensation Committee from time to time. The Compensation Committee also meets with the Chief Executive Officer to consider recommendations for the compensation arrangements for executives other than the Chief Executive Officer. For a description of the process undertaken by the Compensation Committee to set compensation, please refer to the section entitled “Compensation Discussion and Analysis” in this Proxy Statement.
The members of the Compensation Committee are Messrs. Smith (Chair), Carroll, Franklin, Napier and Rice. The Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria. The Compensation Committee met four times during 2007.
          Governance Committee
The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The committee also plans for the succession of the Chief Executive Officer and other senior executives. In addition, the committee serves as the nominating committee and as such it is responsible for identifying and assessing candidates, including making recommendations to the Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:
▪	identifies individuals qualified to become Board members consistent with criteria established in its charter;

▪	recommends to the Board director nominees for the next annual meeting of shareholders; and

▪	evaluates individuals suggested by shareholders as director nominees.
In recommending director candidates to the Board, the Governance Committee Charter requires the committee to select individuals who, at a minimum, possess high ethical standards, integrity and sound business judgment. In its assessment of each potential candidate, the Governance Committee will review the candidate’s experience, potential conflicts of interest, understanding of our company’s industry or related industries, financial acumen and such other factors the Committee determines are pertinent in light of the current needs of the Board. The committee also may take into account the contribution of the candidate to the diversity of the Board, the ability of a candidate if elected a director to devote the time and effort necessary to fulfill his or her responsibilities as a Board member, and the needs of our company given the range of talent and experience represented on the Board. The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a substantial majority of the members of the Board meet the definition of “independence” as defined by the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria.
The Governance Committee also reviews the Board’s committee structure and recommends to the Board, for its approval, directors to serve as members of each committee. The Committee also is responsible for overseeing the evaluations of the Board and its committees.
Members of the Governance Committee are Dr. Rice (Chair), Ms. Korologos, Messrs. Carroll, Farmer and Smith. This Committee is comprised solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Board’s Director Independence Criteria. The Governance Committee met three times during 2007.
          Safety, Health and Environmental Affairs Committee
The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring our compliance with safety, health and environmental laws and regulations. Members of the Safety, Health and Environmental Affairs Committee are Messrs. Carroll (Chair), Baker, Franklin, McGregor, Smith and Trosino. The Committee met two times during 2007.
          Finance and Pension Funds Committee
The Finance and Pension Funds Committee has responsibility for overseeing our financial policies and recommending to the Board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee also is responsible for overseeing the funding and management of assets for pension plans sponsored by our company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. Members of the Finance and Pension Funds Committee are Mr. McGregor (Chair), Ms. Korologos and Messrs. Baker, Farmer, Napier, Rice and Trosino. The Finance and Pension Funds Committee met two times in 2007.
Compensation Committee Interlocks and Insider Participation
None.
Transactions with Related Persons
The brother-in-law of Mr. Donald James, Chairman and Chief Executive Officer, and the son of Mr. Philip Carroll, Jr., a member of the Board of Directors, are both partners in a large law firm which provides legal services to our company. In determining that this is not a material relationship involving Mr. James or Mr. Carroll, the Board determined that payments made by our company to the firm represented less than 2% of the firm’s consolidated gross revenues, and the revenues from our company received by Mr. James’ brother-in-law and Mr. Carroll’s son as a result of their status as partners were not material. Additionally the Board made the assessment that Mr. Carroll was independent and that this was not a material relationship. Neither Mr. James’ brother-in-law nor Mr. Carroll’s son were directly involved in providing significant legal services to Vulcan.
     Patriot Transportation Holding, Inc.
Mr. Baker serves as Chief Executive Officer and President and is a director of Patriot Transportation Holding, Inc. (hereinafter referred to as Patriot Transportation). Prior to its merger with our company, Florida Rock entered into a joint venture agreement with a subsidiary of Patriot Transportation called Florida Rock Properties (hereinafter referred to as FRP). The joint venture agreement establishes a real estate joint venture to develop land located in Florida. Under the terms of the joint venture, FRP contributed land that Florida Rock leased from FRP under a long-term mining lease. Vulcan will continue to mine the property and pay royalties to FRP for as long as mining does not interfere with the development of the property. Florida Rock contributed a parcel of land that it owned as well as its leasehold interest to land it was mining. It also contributed another land parcel. Now, Vulcan will jointly control the joint venture with FRP, and we will each have a mandatory obligation to fund additional capital contributions of up to $2 million. Distributions also will be made on a 50-50 basis.
The property does not yet have the necessary entitlements for real estate development. Approval to develop real property in Florida entails an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, and the outcome is inherently uncertain. We expect that the entitlement process may take several years to complete.
     Transportation and Leasing Services
Patriot Transportation hauls petroleum products, cement, construction aggregates and other products for our company. Patriot Transportation has numerous hauling competitors at all terminal and plant sites and the rates charged are, accordingly, established by competitive conditions.
Our company also leases from FRP certain construction aggregates mining sites and other properties. Our company paid rents, royalties and transportation services to subsidiaries of Patriot Transportation totaling $8,530,242 in 2007.
Shareholder Communication with the Board of Directors
The Board has established a process for shareholders and other interested parties to communicate directly with the presiding director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including the Board’s presiding director, may send correspondence to the following address:

Board of Directors (or presiding director or name of individual director)
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.
Policy on Reporting of Concerns Regarding Accounting Matters
As provided on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance – Contact the Board of Directors,” any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:
Vulcan Audit Committee
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the New York Stock Exchange, the SEC and our Board’s Director Independence Criteria.
Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), the effectiveness of our company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended. The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from our company and management. As part of that review, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and discussed with the independent registered public accounting firm the auditor’s independence and considered whether the auditor’s provision of any non-audit services is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.
Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.
Audit Committee
James V. Napier, Chair
Phillip W. Farmer
H. Allen Franklin
Douglas J. McGregor
Vincent J. Trosino
Dated: February 25, 2008
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006, by Deloitte & Touche LLP, and its affiliates, all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu, are as follows:

	2007	2006
Audit Fees(1)	$4,272,373	$2,467,082
Audit Related Fees(2)	500,067	732,618
Tax Fees(3)	727,798	423,777
All Other Fees	0	0

Total	$5,500,238	$3,623,477

(1)	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal control over financial reporting, reviews of our quarterly financial statements, services associated with other Securities and Exchange Commission filings, and services associated with public debt offerings.

(2)	Includes fees for the audits of our employee benefit plans and for due diligence services related to our acquisition of Florida Rock.

(3)	Consists of tax fees for services related to tax integration resulting from our acquisition of Florida Rock and for tax consulting services.
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.
During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee pre-approved all audit, audit-related tax and other services performed by Deloitte & Touche LLP, during the fiscal year ended December 31, 2007.
No audit-related, tax or other services were rendered in 2007 pursuant to the de minimis exception to the pre-approval requirement set forth in Exchange Act Rule 2-01(c)(7)(i)(C).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class
State Farm Mutual Automobile Insurance Company and Affiliates	11,672,485 shares(1)	10.78%
One State Farm Plaza Bloomington, Illinois 61710

Davis Selected Advisors, L.P.	8,049,300 shares(2)	8.42%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Regions Financial Corporation and Affiliate	5,389,764 shares(3)	5.64%
1900 Fifth Avenue North
Birmingham, Alabama 35203

(1)	Based on information contained in the Schedule 13G/A, dated January 30, 2008, filed with the SEC. According to this Schedule 13G/A, the total includes the following shares over which the listed entities have sole or share either or both voting and dispositive power:

Affiliate	Shares
State Farm Mutual Automobile Insurance Company	8,400,998
State Farm Life Insurance Company	6,535
State Farm Fire and Casualty Company	3,516
State Farm Investment Management Corp.	1,204,328
State Farm Insurance Companies Employee Retirement Trust	597,908
State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees	1,459,200

(2)	Based on information contained in a Schedule 13G/A, dated February 12, 2008, filed with the SEC, of the total number of shares beneficially owned, the listed entity has sole voting and dispositive power over 7,542,511 shares, and sole dispositive power over an additional 506,789 shares.

(3)	Based on information contained in a Schedule 13G, dated February 14, 2008, filed with the SEC, of the total number of shares beneficially owned, Regions Financial Corporation has shared voting power over 4,645,607 shares and shared dispositive power over 4,810,012 shares. Regions Bank, an affiliate of Regions Financial Corporation, has sole voting power over 4,645,607 shares, sole dispositive power over 2,453,817 shares and shared dispositive power over 2,356,195 shares.

Security Ownership of Management
The following table sets forth information, unless otherwise indicated, as of March 1, 2008, regarding beneficial ownership of our company’s common stock, the company’s only outstanding class of equity securities, by each of our directors, each of our named executive officers identified in the Summary Compensation Table on page 35 of this Proxy Statement, and the directors and executive officers as a group. We believe that each individual’s financial interest is aligned with the interests of our shareholders, because the value of the individual’s total holdings will increase or decrease in line with the price of our common stock.

	Amount and
	Nature of
	Stock-Based	Percent of
Name	Ownership	Class
Nonemployee Directors(1)
John D. Baker II(2)	3,621,316	3.3%
Philip J. Carroll, Jr.	22,176	*
Phillip W. Farmer(3)	24,195	*
H. Allen Franklin	16,491	*
Ann McLaughlin Korologos	25,485
Douglas J. McGregor(4)	56,641	*
James V. Napier	23,792	*
Donald B. Rice	50,803	*
Orin R. Smith	66,904	*
Vincent J. Trosino	15,218	*

Chief Executive Officer and other Named Executive Officers(5)
Donald M. James	1,732,105	1.3%
Guy M. Badgett, III	279,966	*
Daniel F. Sansone	238,758	*
William F. Denson, III	135,032	*
Ronald G. McAbee	164,510	*

All Directors and Executive Officers as a group (18 persons)	6,832,212	6.3%

*	Less than 1% of issued and outstanding shares of our company’s common stock.

(1)	Beneficial ownership for the nonemployee directors includes all shares held of record or in street name, and, if noted, by trusts or family members. The amounts also include restricted shares granted under our Restricted Stock Plan for Nonemployee Directors, phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, and the Deferred Stock Plan for Nonemployee Directors, as follows:

	Shares Owned		Phantom Shares Held
	Directly or Indirectly	Restricted Shares	Pursuant to Plans
John D. Baker II	3,621,045	0	271
Philip J. Carroll, Jr.	0	5,950	16,226
Phillip W. Farmer	1,000	5,550	15,597
H. Allen Franklin	0	4,000	12,491
Ann McLaughlin Korologos	7,643	0	17,842
Douglas J. McGregor	1,350	6,445	48,856
James V. Napier	3,550	6,445	13,797
Donald B. Rice	31,950	6,445	12,408
Orin R. Smith	3,150	6,445	57,309
Vincent J. Trosino	5,500	2,000	7,718

(2)	Includes 431,117 shares held by John D. Baker II Living Trust for which Mr. Baker serves as trustee; 14,451 shares held by separate trust created under the Cynthia L. Baker Trust, U/A/D April 30, 1965, of which Mr. Baker is a trustee and an income beneficiary; 2,758,037 shares held by Baker Holdings, L.P. over which Mr. Baker shares voting and dispositive power and in which he has a pecuniary interest in a portion of the shares; 8,730 shares held by Edward L. Baker II Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s son, Edward L. Baker II; 15,420 shares held by John D. Baker III Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s son, John D. Baker III; 15,420 shares held by Susan Anne Baker Irrevocable Trust, which trust is administered by Mr. Baker’s brother as trustee and is for the benefit of Mr. Baker’s daughter, Susan Anne Baker; 15,606 shares held by John D. Baker II Irrevocable Trust #1, which trust is administered by an independent trustee for the benefit of Mr. Baker’s spouse and children; 7,634 shares held by John D. Baker Irrevocable Trust #2, which trust is administered by an independent trustee for the benefit of Mr. Baker’s son, Edward L. Baker II; 311,856 shares held by the Crusher Run Partners, LP Charitable Remainder Unitrust, which trust is administered by John D. Baker II, as trustee; 182 shares held by Mr. Baker’s wife, Anne Doris Baker; and 16,180 shares held by Mr. Baker’s wife’s living trust. Mr. Baker disclaims beneficial interest in all of these shares except to the extent of his pecuniary interest therein.

(3)	Held in a trust of which Mr. Farmer is the trustee.

(4)	Includes 1,350 shares held in a trust of which Mr. McGregor is the trustee.

(5)	Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2008, shares credited to the executives’ accounts under our Thrift Plan for Salaried Employees (“Thrift Plan”), and deferred stock units as follows:

	Shares Owned
	Directly or	Exercisable		Deferred
	Indirectly	Options	Thrift Plan	Stock Units
Donald M. James	157,156	1,476,484	22,306	76,159
Guy M. Badgett, III	19,943	251,589	7,328	1,106
Daniel F. Sansone	25,884	183,322	17,688	11,864
William F. Denson, III	5,311	100,747	20,102	8,872
Ronald G. McAbee	5,054	133,370	23,420	2,666

EQUITY COMPENSATION PLANS
The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information
			Number of
	Number of	Weighted-	securities remaining
	securities to	average	available for future
	be issued upon	exercise price of	issuance under
	exercise	outstanding	equity compensation
	of outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
	and rights	rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):
1996 Long Term Incentive Plan (For Employees)
Stock Options	5,874,105	$50.17	—
Performance Share Units	247,931		—
Deferred Stock Units	289,177		—

Total	6,411,213		0 (2)
Deferred Stock Plan for Non-employee Directors	10,863		0 (2)
Restricted Stock Plan for Non-employee Directors	48,172		0 (2)
2006 Long-Term Incentive Plan Omnibus			4,622,463
Stock Only Stock Appreciation Rights	407,210	$109.23	—
PSUs	338,976		—
Deferred Stock Units for Non-employee Directors	31,351		—

Total	777,537		4,622,463
Equity compensation plans not approved by security holders	NONE		NONE
Total	7,247,785		4,622,463

1)	All of our company’s equity compensation plans have been approved by the shareholders of our company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2006 Omnibus Long-Term Incentive Plan (2006 LTIP), the 1996 Long-Term Incentive Plan (1996 LTIP), the Deferred Stock Plan for Nonemployee Directors and the Restricted Stock Plan for Nonemployee Directors. The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the 2006 LTIP are shown in Column (c).

2)	Future grants will not be made under these plans. The plans will be used only for the administration and payment of grants that were outstanding when the 2006 LTIP was approved.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth below with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Orin R. Smith, Chair
Philip J. Carroll, Jr.
H. Allen Franklin
James V. Napier
Donald B. Rice
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy and Program
Our Corporate Mission Statement provides that our “success is dependent upon the talent, dedication and performance of all employees.” Without the dedication and performance of our employees, including our named executive officers, we will be unable to accomplish our corporate goals. Our compensation program for our named executive officers is intended to motivate them to achieve our strategic goals and operational plans by:
•	Keeping our salary and benefits for the named executive officers competitive with industrial companies of similar size so that we are able to hire and retain individuals of the highest caliber and to discourage our named executive officers from seeking other employment opportunities;

•	Linking a meaningful portion of the named executive officers’ compensation to the company’s performance, thereby encouraging them to create shareholder value over the short- and long-term;

•	Motivating, recognizing and rewarding individual excellence; and

•	Paying a meaningful portion of named executive officers’ total compensation in our company’s common stock to facilitate the accumulation of significant ownership of our stock by the named executive officers in order to align the interests of management with the interests of our shareholders.
The Compensation Committee, which is comprised entirely of independent directors, as defined by the listing standards of the New York Stock Exchange, administers our executive compensation program in accordance with the Compensation Committee Charter. The current charter is available on our website at www.vulcanmaterials.com. In performing its duties, the Compensation Committee is guided by its charter. The role of the Committee is to:
•	Annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and then evaluate the Chief Executive Officer’s performance in light of these goals and objectives and set the Chief Executive Officer’s compensation levels based on this evaluation and report to the full Board of Directors;

•	Determine and fix the amount of monthly salary for each named executive officer;

•	Determine and fix awards made to named executive officers under the incentive compensation plans and equity-based plans of the Company;

•	Interpret and administer the Company’s Executive Incentive Plan, Management Incentive Plan and Long-Term Incentive Plan;

•	Report to the Board its approval or disapproval of recommendations of the Chief Executive Officer for material changes in existing retirement and benefit plans applicable to the named executive officers; and

•	Make regular reports to the Board, including an annual report regarding its determination of compensation levels for the Chief Executive Officer and the other named executive officers.

Our elements of compensation for the named executive officers, all of which are discussed in greater detail below, include:
•	base salary;

•	short-term cash bonus;

•	long-term equity-based incentives;

•	retirement and pension benefits;

•	health and welfare benefits, perquisites; and

•	change-in-control protections.
The Compensation Committee engages Compensation Strategies, Inc. as its independent compensation consultant. In connection with this engagement, Compensation Strategies, Inc. provides the following services:
•	Prepares an annual study of, and provides recommendations for compensation of the Board of Directors;

•	Advises the Compensation Committee regarding competitive practice, the design of new programs, and new laws, rules and regulations relating to executive compensation; and

•	Conducts periodic comprehensive studies of executive compensation and makes recommendations regarding the components of executive compensation, including base salary, annual bonus, long-term equity based incentive awards and change in control protections.
The Compensation Committee reviews compensation schedules that show the total compensation of the Chief Executive Officer and each of the other named executive officers when making executive compensation decisions. The schedules are prepared by our internal corporate compensation group. Each of these schedules presents the dollar amount of the named executive officers’ compensation, broken out into base salary, annual bonus and long-term equity based incentive awards.
The Compensation Committee also considers information from compensation data bases that are maintained by Hewitt Associates, Inc., a global human resources consulting firm, and Towers Perrin, a global professional services firm, which information is consolidated, reviewed and analyzed by our internal corporate compensation group and made available to the Compensation Committee and their consultant. Based upon the foregoing, the Compensation Committee’s consultant conducts an analysis of compensation paid to executives with comparable duties and responsibilities in comparable companies with which our company competes for executive talent. This analysis includes a comparison of base salary, annual bonus and long-term equity based incentive awards for comparative companies. As discussed below, companies are selected for comparison based on their market capitalization and revenues, among other factors.
In performing its services in 2007, Compensation Strategies, Inc. interacted collaboratively with our Compensation Committee and members of senior management. Compensation Strategies, Inc. provided the Compensation Committee with its observations as to our relative competitiveness with other companies based upon its review of the various components of market data set forth above. In addition, Compensation Strategies, Inc. provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs.
Measuring Performance – Economic Profit
We are committed to excellence in our performance, both financially and operationally, and to earning superior returns for our shareholders. To encourage and reward superior performance, we have linked a substantial portion of the named executive officers’ compensation to company performance as measured by a standard referred to as “Economic Profit” or “EP.”
In 1996, we adopted EP as the quantifiable performance measurement against which company performance is measured for short-term and some long-term incentives. EP essentially measures the extent to which our operating earnings exceed the operating capital charges. For purposes of determining EP, two components are needed: operating earnings, and the operating capital charge. Operating earnings are based on net earnings, but exclude interest income and expense, gains and losses on investments, deferred income taxes, and results of certain discontinued operations. The operating capital charge is based on our company’s average assets and liabilities associated with operating earnings, as defined above, multiplied by the estimated cost of capital. We believe that changes in EP correlate with changes in shareholder value better than other commonly used financial performance measures.
EP is used not only as a measure for incentive compensation; it pervades every aspect of the management process, including planning, capital budgeting, evaluating investment projects, including acquisitions and other growth initiatives. It also is used by management to measure the financial performance of our company and its business units. We believe EP is the best standard for setting financial goals for our executive compensation. A description of our 2007 EP performance targets, an analysis of our company’s 2007 EP performance as compared to 2007 EP performance targets, and a summary of how the 2007 EP performance affected certain elements of compensation of our named executive officers is set forth in the section entitled “Elements of Compensation.”
Benchmarking Total Compensation
To ensure that our compensation program is competitive, total direct compensation paid to our Chief Executive Officer and other named executive officers is benchmarked against a composite group of general industrial companies. This composite group of companies has revenues between two and eight billion dollars and market capitalization similar to that of Vulcan. The composite group from which we obtained data from Hewitt Associates, Inc. and Towers Perrin included approximately 100 companies. This benchmarking data is useful in setting a market-based midpoint for the three principal elements of compensation for our executives. With the assistance of Compensation Strategies, Inc., the Compensation Committee also reviews the compilation of the composite group annually to insure that included companies continue to be relevant for comparative purposes.
The total direct compensation for each named executive is reviewed annually to ensure it is appropriate based on:
•	individual performance;

•	recent and long-term company performance; and

•	competitive or market levels of performance.
Tax and Accounting Considerations
Compliance with Internal Revenue Code Section 162(m) . In administering the compensation program for executive officers, the Compensation Committee considers the applicability of Section 162(m) of the Internal Revenue Code, the financial consequences under accounting standards and the tax consequences in our analysis of total compensation and the mix of compensation among individual elements. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of one million dollars, unless the compensation qualifies as performance-based compensation within the meaning of the Internal Revenue Code. To preserve the deductibility of compensation, we intend that bonus payments made pursuant to the Executive Incentive Plan and, generally, grants of long-term incentives under our 2006 Omnibus Plan, qualify as “qualified performance-based compensation.” The Compensation Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Compensation Committee determines that, despite the tax consequences, those elements are in our best interest to adopt.
Expensing of Stock Options. When appropriate, we have modified the type of incentive compensation paid to our named executive officers due to changes in accounting standards. We consider the tax and accounting implications to our company in allocating awards among various compensation vehicles and seek to preserve the tax deduction for compensatory awards. For example, we do not issue incentive stock options (ISOs), even though ISOs provide potential tax advantages to the recipient, due to the negative tax and accounting consequences to the Company.
Compensation Determination Process and Role of the Named Executive Officers in Process
The Chief Executive Officer is responsible for conducting an annual performance evaluation of each executive officer, including the other named executive officers. The evaluations take into account such items as the performance of the business unit or function for which the executive officer is responsible, safety, health and environmental performance and effective management of our company’s natural resources, among other items. In addition, the Chief Executive Officer has the opportunity to request input from Compensation Strategies, Inc. Based on the foregoing and the results of the competitive benchmarking report, the Chief Executive Officer makes a recommendation to the Compensation Committee for the compensation of each of the other named executive officers, broken out into base salary, annual bonus and long-term equity based incentive awards. The Compensation Committee meets annually to discuss and set the compensation of the named executive officers based upon the recommendations of the Chief Executive Officer and its review of the materials mentioned above, and the Chief Executive Officer participates in the meeting to discuss the results of his report. The Compensation Committee relies heavily on the recommendations presented by the Chief Executive Officer when setting compensation for the other named executive officers; however, it has discretion to adjust the recommendations based on its review of the individual evaluations of the other named executive officers, the report prepared by the Chief Executive Officer and any other information that the Compensation Committee deems relevant.

The Compensation Committee is responsible for setting the Chief Executive Officer’s compensation and annually reviews his base salary, annual bonus and potential long-term equity based incentive awards. In setting such compensation, the Compensation Committee reviews reports from and takes account of recommendations made by Compensation Strategies, Inc. After the Compensation Committee has determined the compensation package for the Chief Executive Officer, the Chairman of the Compensation Committee presents the overall compensation package to the entire Board of Directors for ratification.
Overall Compensation Goals
In creating and administering our compensation program, we seek to reward employees for:
•	Superior performance in generating increasing levels of EP;

•	Behavior that compliments our strategic goals and operational plans; and

•	Adherence to our high ethical business standards.
As discussed in more detail below, the overall compensation program strives to achieve a balance among the following:
•	Cash compensation in the form of base salary and annual short-term bonuses pursuant to the Executive Incentive Plan (EIP); and

•	Long-term equity awards pursuant to the 2006 Long-Term Incentive Plan, including performance share units (PSUs) and stock options in the form of Stock Only Stock Appreciation Rights (SOSARS).
The program also strives to achieve a balance between the goals of rewarding the achievement of short-term goals and providing an employee retention element to the compensation program through the use of long-term equity awards. Each element of our compensation program is set forth below, with an explanation of the factors considered in making awards of each element.
We have not targeted a specified percentage of total compensation for cash compensation, short-term or long-term equity based incentive awards. Rather, based on the results of the competitive benchmarking, we have established incentive target levels for each of the named executive officers. These levels are expressed as a percentage of base salary for both short-term and long-term incentives. Base pay, short-term incentive opportunity and long-term incentive opportunity are targeted at the competitive median levels. The target award percentages vary by position and level of responsibility. In our view, as the responsibility increases, so should the percentage of total compensation at risk. This is achieved through higher target levels of short-term bonus and long-term equity awards, the magnitude of which vary with performance. The amounts realized in prior years, including wealth accumulation through realized and unrealized equity gains and post-employment earn outs, did not impact decisions to increase or decrease 2007 compensation amounts. In 2007, we also did not factor in the amount of potential change-in-control payouts each named executive officer is entitled to receive in determining other elements of their total compensation.
We do not have employment agreements with executives, but instead have agreements with our named executive officers that provide for severance payments upon certain change-in-control events.
We apply the same policies and methodology in setting the principal elements of compensation for our Chief Executive Officer as we apply for our other named executive officers. The primary difference between the award amounts granted to the Chief Executive Officer as compared to the other named executive officers is a reflection of differences in the level and scope of responsibility of their respective positions, the market’s pattern of providing progressive award opportunities at higher levels, and individual performance. As a result, our Chief Executive Officer’s base salary, annual bonus and long-term equity based incentive awards are greater than those of the other named executive officers.
Elements of Compensation
➢	Base Salary
The base salary element of our compensation program is designed to be competitive in the market for compensation paid to similarly-situated, competent and skilled executives, as set forth in the surveys utilized by the Company. The

Compensation Committee sets base salary in reference to each individual’s performance, contribution to business results, and market compensation. The Compensation Committee determined the amounts of base salary increases for our named executive officers after consideration of:
•	The named executive officer’s pattern of achievement with respect to the budget and business plan performance in his/her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Competitive pay levels for similarly situated executives set forth in the compensation surveys;

•	Marketplace trends in salary increases; and

•	Ability of the Company to pay the increased salaries, retention risks, fairness in view of our overall salary increases and the named executive officer’s potential for future contributions to the organization.
Salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or change in responsibilities. To ensure the salaries paid to our named executive officers are competitive relative to the marketplace, the Committee reviews the compensation analysis and data from Hewitt Associates, Inc. and Towers Perrin, as discussed in the “Overview” above. This analysis serves as a starting point for evaluating appropriate levels of base pay. We generally target the midpoint of the range, approximately the 50th percentile, of the market because we believe this is generally the appropriate level for evaluating the competitiveness of our compensation. As mentioned earlier, because of Mr. James’ experience, performance and tenure in his position, his base salary is set at a higher level in the range. Increases in salaries are discretionary based on the nature and responsibilities of the position, individual performance, changes in the market compensation levels and the other factors set forth above. The salaries paid to our named executive officers for 2007 and 2006 are set forth in the Summary Compensation Table in the “Salary” column.
To further our goal of aligning the executives’ interests to those of our shareholders, we generally reward superior performance through our bonus program and long-term equity-based incentives rather than base pay.
➢	Short-Term Cash Bonus
Our short-term incentive program is designed to motivate our executives, including the named executive officers, and reward them with cash payments for achieving quantifiable near term business results. The goal of this program is to directly link performance and payment, and reward behaviors that create value for our shareholders, by comparing financial results to pre-established objective performance targets. Payment of the bonus is based on both the performance of our company, specific divisions or business units or a combination of these, as applicable, and the performance of the named executive officer individually.
As described in more detail below, we set the target levels for “average annual bonuses” at competitive market levels consistent with similarly-situated executives in the compensation surveys. Average performance yields a bonus that is average with the compensation surveys. We then provide significant upside opportunity and downside risk to actual bonus payments based on actual financial performance of our company or the relevant business unit, as appropriate. Our evaluation of the company’s annual financial performance results from our analysis of how our EP measures against targeted EP for the year. Our method for establishing the EP goal each year is discussed below.
     Economic Profit Methodology
The Compensation Committee establishes EP goals annually at its February meeting based on the average of the previous year’s actual EP and the previous year’s EP goal for our company and for each of its divisions. Goals are then adjusted to reflect the short-term impact of significant strategic and growth initiatives. These adjustments are applied in order to provide appropriate incentives and rewards for pursuing such initiatives. An EP goal represents the amount of EP that must be earned in order for an “Average Annual Bonus” (average bonus or bonus) to be paid. The average bonus is expressed as a percentage of base salary and established for each named executive officer based on the comparison group set forth in the compensation surveys. A chart reflecting the named executive officers and the average bonuses expressed as a percentage of base salary and the percentage of average bonus paid appears on the following page. In the case of the Chief Executive Officer, the average bonus is equal to 100% of base salary. To illustrate how the average bonus works, if the corporate EP goal is met, the Chief Executive Officer would be eligible to receive a cash bonus of 100% of his base salary. The bonus paid for performance above or below the EP goal is calculated according to a scale that is determined each year. The scale is not a pro rata increase or decrease in the percentage of the goal that is achieved. Rather, the scale that determines a recommended level of bonus payment reflects principally the level of capital investment in the business and the historical volatility in earnings. The bonus will exceed “Average Annual Bonus” to reward performance when the EP goal is exceeded. The bonus will fall short of “Average Annual Bonus” when actual performance falls below the EP goal, and can be reduced to $0 if shortfall is great. Regardless of performance under the EP analysis, however, the payments to EIP participants cannot exceed the bonus pool established by the terms of EIP. The Compensation Committee also uses EP to determine how to exercise its discretion to reduce the maximum bonus payable to EIP participants.
With respect to our 2007 fiscal year, the EP target was set at $140,542,000. For our 2007 fiscal year, the company’s results under the EP formula (described above) exceeded the EP performance goal by $121,852,000. This resulted in bonus payments that were greater than average annual bonus targets.
Annually at its February meeting, the Compensation Committee establishes the identity of participants for the EIP and their percentage allocation of a bonus pool established under the EIP. The EIP was approved by our shareholders in 2001 and is structured so that cash bonus payments will satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The bonus pool under the EIP is calculated as 4% of our consolidated net earnings in excess of 6% of the net capital for the prior year. This is a maximum bonus potential. Each year, the Compensation Committee analyzes the EP results and, if warranted, reduces the actual payments made under the EIP.
For 2007, all of the named executive officers participated in the EIP and the Compensation Committee allocated 40% of the EIP bonus pool to the Chief Executive Officer and 15% to each of the other participants. Under the formula in the EIP, a bonus pool of $12.6 million was earned. However, the Compensation Committee compared this performance to the results under the EP framework described above, and exercised its discretion to reduce this amount to provide an actual bonus pool of $5,268,000, or 41.7% of the maximum amount that was potentially payable under the EIP. An additional modest bonus was awarded in 2007 to reward the efforts related to the successful completion of the Florida Rock acquisition.
For 2007, the short-term bonuses paid to the named executive officers, as expressed as a percentage of their “average annual bonus” were as follows:

	Amount of
	“Average Annual
	Bonus” Expressed	% of “Average
	as a Percentage of	Annual Bonus”
	Base Salary	Paid
Donald M. James	100%	242%
Guy M. Badgett	60%	232%
Daniel F. Sansone	60%	232%
William F. Denson, III	55%	232%
Ronald G. McAbee	60%	269%
For actual short-term bonus amounts paid to each named executive officer for 2007, refer to the column headed “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
➢	Long-Term Equity Based Incentives
Our long-term equity-based incentive compensation program is designed to reward the named executive officers based on the performance of our company over a period of years, by providing potentially significant payments based on the creation of value for our shareholders and by improving EP performance. The goals of the long-term incentive program are to:
•	motivate financial performance over the long-term;

•	recognize and reward superior financial performance of the company;

•	provide a retention element to our compensation program;

•	help executive officers accumulate shares of Vulcan stock to ensure congruence with our shareholders’ interest; and

•	promote compliance with the stock ownership guidelines for executives.
2007 Long-Term Incentive Grants. The Compensation Committee has established a “standard percentage” of base salary that it uses when making a long-term award to each named executive officer. The standard percentage is based principally upon the compensation analysis described in the “Overview” above. The Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions. The award value of the long-term incentive grant for each of the named executive officers is determined by multiplying the applicable standard percentage by the base salary of each named executive officer. The standard percentages for each of our named executive officers is set forth in the table below.

Standard Long-Term
Award Expressed as a
Percentage of Base Salary
Donald M. James	225%
Guy M. Badgett	100%
Daniel F. Sansone	100%
William F. Denson, III	75%
Ronald G. McAbee	100%
The 2006 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) provides that the Compensation Committee, in its discretion, may grant long-term awards in the form of a variety of instruments, including, among others, stock options, SOSARS (Stock Only Stock Appreciation Rights), PSUs (Performance Share Units) and restricted stock. Subject to the limitations under the Omnibus Plan, the Compensation Committee may adjust the amount awarded to reflect our company’s past performance, based on total shareholder return or other quantifiable financial measures deemed appropriate by the Compensation Committee. “Total shareholder return” is computed as the average annual rate of return using both stock price appreciation or depreciation and quarterly dividend reinvestment. Stock price appreciation or depreciation is based on a point-to-point calculation, using end-of-year data.
In 2007, the Committee granted a combination of SOSARS and PSUs to each of the named executive officers, based on the award value that is described above. The number of units to be granted is determined by valuing SOSARS and PSUs under valuation principles that are similar to Financial Accounting Standard No. 123(R), “Share-Based Payment.” While the standard award value has been adopted by the Committee, the Committee retains the discretion to make adjustments each year to the number of units granted. In 2007, the Committee determined that it was appropriate to raise the value of grants of SOSARS and PSUs by approximately 50% over the standard value due to the strong financial performance of the Company for the 5-year period ending December 31, 2006. Expressed in terms of their value, approximately two-thirds of the 2007 grants consisted of SOSARS and one-third consisted of PSUs. No such increase in above the standard value was made in the awards granted in 2008, based on the financial performance for the five-year period ended December 31, 2007.
2007 Long-Term Incentive Payments. In February 2007, the Committee authorized payment of the PSUs that were granted in 2004 and vested on December 31, 2006. Payout was based on the company’s 3-year average EP which was approximately 184% of target and its 3-year average total shareholder return performance which was at the 77th percentile relative to a comparison group that included the following companies:

3M Company	Georgia Gulf Corporation	MeadWestvaco Corporation
Ameron International Corporation	Georgia-Pacific Corporation	Northrop Grumman Corporation
Armstrong Holdings Inc.	W. R. Grace & Co.	Olin Corporation
Ahland Inc.	Granite Construction Incorporated	Pentair, Inc.
Calgon Carbon Corporation	Great Lakes Chemical Corporation	Potlatch Corporation
The Dow Chemical Company	Harris Corporation	PPG Industries, Inc.
E.I. du Pont De Nemours & Co.	Harsco Corporation	Rohm and Haas Company
Emerson Electric Co.	Hercules Incorporated	The Sherwin-Williams Company
Engelhard Corporation	International Paper Corporation	The Southern Company
Florida Rock Industries, Inc.	Lafarge North America, Inc.	The Stanley Works
Fluor Corporation	Louisiana-Pacific Corporation	Temple-Inland Inc.
FMC Corp.	Martin Marietta Materials, Inc.	Textron Inc.
General Electric Company	Masco Corporation	Weyerhaeuser Company
The following table reflects the goals against which performance was measured for payment of the PSUs granted in 2004. The percentage payable is determined by the interpolation of each performance factor. The Compensation Committee has the authority to exercise downward discretion in determining payments.

Three-year average
Economic
Profit
(As a percent	Percentage of Performance Share Units
of EP Goal)	Payable
175% or >	100	150	200
150%	75	125	175
100%	50	100	150
50%	25	75	125
25% or <	0	50	100
	Three-year average Total Shareholder Return percentile rank
	25th or <	50th	75th or >
Timing of Equity-Based Incentive Compensation. In most years, including 2007, the Compensation Committee sets performance targets for long-term incentive grants for the year at its February meeting. Payments, if any, pursuant to previously set performance targets are also authorized at the February meeting. The establishment of incentive compensation goals and the granting of equity-based awards have not been timed with the release of non-public material information. Instead, goals and awards typically have been established at the February meeting. Additional equity based incentive grants have been made to executive officers only upon hire or promotion at various times throughout the year. All such equity awards are priced on the date of grant.
Stock Ownership Guidelines. In order to align the interests of the named executive officers with our shareholders, and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company and its subsidiaries. The guidelines are based on Compensation Strategies, Inc.’s assessment of market practice. The stock ownership requirements are higher for the Chief Executive Officer than the other named executive officers for the reasons discussed previously under the section “Overall Compensation Goals.” All of the named executive officers currently meet or exceed our ownership guidelines.
The guidelines for the named executive officers are expressed as a multiple of base salary as per the table below:

Multiple of Salary
Name	Ownership Guidelines (1)
Donald M. James	7x
Guy M. Badgett	3x
Daniel F. Sansone	3x
William F. Denson, III	3x
Ronald G. McAbee	3x

(1)	Types of ownership counted toward the guidelines include the following:
•	Stock-based thrift plan holdings;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member, shares held in trust for the benefit of the named executive officer or family member, or shares for which such officer is trustee;

•	Stock-based holdings in the deferred compensation and excess benefit plans; and,

•	Vested in-the-money options represented by the spread between the exercise price and the fair market value of options.
Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed yearly by the Chief Executive Officer.

➢	Benefits and Perquisites
Named executive officers participate in each of the benefit plans or arrangements that are made available to all salaried employees generally, including medical and dental benefits, life, accidental death and disability insurance, and pension and savings plans. With respect to disability benefits, our company pays 100% of the premiums for individual long-term disability policies that insure base pay and target bonus in excess of that insured under the group contract up to $500,000 in total. In addition, the named executive officers participate in the Unfunded Supplemental Benefit Plan and have change-in-control agreements (as described below). The Chief Executive Officer also has a Supplemental Executive Retirement Agreement which is discussed in more detail below.
We provide these perquisites as a means of providing additional compensation to our Chief Executive Officer and the other named executive officers through benefits that are convenient for them in light of the demands of their positions. The Compensation Committee reviews our policies and determines whether and to what extent these perquisites should be continued.
We provide company-owned cars to the named executives for their use. Additionally, we pay for the insurance, maintenance and fuel for such vehicles. Executives reimburse us for personal use. We also make the company-owned aircraft available to the Chief Executive Officer and senior executives for business travel. The aircraft is available to the Chief Executive Officer and the other named executive officers for personal use at the expense of the named executive officer. With respect to the personal use of corporate aircraft, we calculated the value of the flight to the passenger based on Internal Revenue Service regulations. In 2007, members of the Chief Executive Officer’s family accompanied him on a business trip on company-owned aircraft at a calculated value of $2,399. None of the other named executive officers used the aircraft for personal use.
We do not provide other perquisites to the named executive officers such as club memberships or financial planning services.
➢	Change in Control Protection
Each of our named executive officers has change in control protection that provides for severance payments and accelerated vesting or payment of equity-based incentive awards. We provide such protections upon a change in control in order to minimize disruptions during a pending or anticipated change in control. In 2007, we did not factor in the amount of severance payments or the number of incentive awards subject to acceleration of vesting under the change in control agreements with respect to the other compensation elements to which the named executive officers are entitled.

➢	Retirement and Pension Benefits
Our company provides the following retirement and pension benefits to its named executive officers:

Benefit	Reason for Providing Benefit
Retirement Income Plan	This pension plan is available to all salaried employees of our company hired prior to July 15, 2007.

Unfunded Supplemental Benefit Plan	The Unfunded Supplemental Benefit Plan provides for benefits that are not permitted under the Pension Plan and the 401(k) plan due to Internal Revenue pay and benefit limitations for qualified plans. This plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company.

Supplemental Executive Retirement Agreement	Only Mr. James has a SERA. The effect of the SERA is to give Mr. James 1.2 years of service credit for every year he participates in the Retirement Income Plan. The purpose of the SERA is to provide an incentive and retention device. The Plan will provide Mr. James with a full career pension in the event that he works until age 65.
A discussion of all retirement benefits provided to the named executive officers is set forth under the heading “Retirement and Pension Benefits” on page 41.
➢	Compensation Consultant
In 2007, our company engaged Compensation Strategies, Inc. (Compensation Strategies) to provide independent compensation consultation to the Committee. The Committee is specifically authorized in its charter to retain external advisors and consultants at our company’s expense. The Committee has elected to engage Compensation Strategies directly in 2008 and going forward.
In 2007, Compensation Strategies provided research, market data, survey information and compensation program design expertise to the Committee. Compensation Strategies provided advice to the Committee on all major aspects of executive compensation, including the competitiveness of our company’s compensation program compared to similarly-sized companies. Last year representatives from Compensation Strategies attended three meetings of the Committee, and participated in one executive session of the Committee without members of management in attendance.
Compensation Strategies reports to the Committee, although they meet with management from time to time to discuss compensation initiatives. The Committee has not requested, and does not intend to request, that Compensation Strategies provide any non-compensation related services to our company. Compensation Strategies does not have any business relationships with our company beyond the services provided as the independent consultant to the Committee.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2007, determined on the basis of their total compensation for 2007.
In accordance with SEC rules, this table reflects compensation of the named executive officers only for the two most recently completed fiscal years. Information for years prior to 2006 presented under previous SEC rules is available in our previous filings, which can be obtained from the SEC’s website at www.sec.gov under Legacy Vulcan Corp.

							Change in
							Pension Value
						Non-Equity	And
						Incentive Plan	Nonqualified
				Stock	Option	Compensation	Deferred	All Other
Name and		Salary	Bonus	Awards (1)	Awards (1)	(2)	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)(3)	($)(4)	($)
Donald M. James	2007	$1,187,500	$0	$1,532,011	$2,165,457	$2,900,000	$4,461,801	$418,376	$12,665,145
Chairman and Chief Executive Officer	2006	1,114,168	0	3,406,064	4,366,486	3,100,000	3,703,312	332,457	16,022,487

Guy M. Badgett, III	2007	$470,008	$0	$233,855	$398,851	$660,000	$1,065,078	$96,652	$2,924,444
Senior Vice President, Construction Materials Group	2006	441,674	0	538,936	268,281	725,000	287,749	73,296	2,334,936

Daniel F. Sansone	2007	$470,008	$0	$211,274	$361,739	$660,000	$451,941	$86,328	$2,241,290
Senior Vice President and Chief Financial Officer	2006	442,508	0	353,528	184,008	690,000	360,514	67,137	2,097,695

William F. Denson,	2007	$376,670	$0	$289,075	$536,482	$484,000	$547,052	$72,390	$2,305,669
III, Senior Vice President, General Counsel	2006	357,500	0	343,164	178,919	510,000	607,864	55,495	2,052,942

Ronald G. McAbee	2007	$370,833	$0	$165,197	$302,976	$564,000	$1,130,219	$155,663	$2,688,888
Senior Vice President, Construction Materials — West	2006	409,376	0	309,339	140,689	645,000	539,357	57,205	2,100,966

(1)	Pursuant to the rules of the Securities and Exchange Commission, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts. The volatility assumption is based on the historical volatility of our common stock over a period equal to the option’s expected term and the market-based implied volatility derived from options trading on our common stock. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding.

For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For Deferred Stock Units, the fair value is estimated on the date of grant based on the market price of our stock on the grant date. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

(2)	The Executive Incentive Plan (EIP) payments were made on March 13, 2008. See discussion of EIP plan under heading “Compensation Discussion and Analysis” above. Messrs. Sansone, Denson and McAbee have deferral elections in place for their 2007 EIP payments made in 2008.

(3)	Includes only the amount of change in pension value since our company does not provide any above market earnings on deferred compensation.

(4)	Includes personal use of company auto and aircraft, nonqualified thrift plan contributions, company-paid life insurance premiums, taxable relocation expense and deferred stock unit dividend equivalents granted in 2007, as set forth in the following table:

			Company		Personal	Personal
	Non-Qualified	Qualified	Paid Life	DSU	Use	Use
	Thrift Plan	Thrift Plan	Insurance	Dividend	of Company	of Company	Relocation
Name	Contributions	Contributions	Premiums	Equivalents	Auto	Aircraft	Expense	Total
D.M. James	$234,383	$13,400	$1,440	$164,307	$2,447	$2,399	$0	$418,376
G.M. Badgett	51,234	13,400	1,440	28,840	1,738	0	0	96,652
D.F. Sansone	53,110	13,400	1,440	16,890	1,488	0	0	86,328
W.F. Denson	33,967	13,400	1,440	21,601	1,982	0	0	72,390
R.G. McAbee	43,336	13,400	1,440	15,397	260	0	81,830	155,663
The following table sets forth the grants of plan-based awards in 2007 to the named executive officers:
Grants of Plan-Based Awards

								All
								Other
								Stock
								Awards:
								Number	All Other
								of	Option
								Shares	Awards:	Exercise	Closing	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Market	Fair Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Securities	Price of	Price of	of Stock
		Awards			Awards			or	Underlying	Option	Underlying	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Security	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(1)	($/Sh)	($)(2)
D.M. James	2/8/2007	0	1,200,000	5,051,000	0	15,000	30,000	0	111,250	109.20	$109.20	5,389,763
G.M. Badgett	2/8/2007	0	285,005	1,893,000	0	2,720	5,440	0	20,290	109.20	109.20	981,330
D.F. Sansone	2/8/2007	0	285,005	1,893,000	0	2,940	5,880	0	22,040	109.20	109.20	1,064,424
W.F. Denson	2/8/2007	0	209,002	1,893,000	0	1,770	3,540	0	13,640	109.20	109.20	653,504
R.G. McAbee	2/8/2007	0	210,000	1,893,000	0	2,620	5,240	0	19,560	109.20	109.20	945,797

(1)	Exercise price was determined using the closing price of the common stock on the grant date as per the 2006 Omnibus Long-Term Incentive Plan (2006 LTIP).

(2)	Amount represents the grant date fair values for the SOSARs and PSUs calculated in accordance with SFAS 123(R). The grant date fair value of $34.17 for the SOSARs was calculated using a Black-Scholes pricing model. The assumptions used to determine the value of the options include: an expected volatility of 27.46% (derived using the daily closing stock prices for the seven years preceding the grant date), a dividend yield of 2.04%, and interest rate of 4.73% (the rate of a U.S. Treasury note with a maturity date on seven years from the grant date), and an expected time of exercise of seven years from grant date. The grant date fair value of $105.89 for the PSUs was calculated using a Monte Carlo simulation model.

Certain information concerning each exercise of stock option and each vesting of stock during the fiscal year ended December 31, 2007, for each of the named executive officers on an aggregate basis is set forth in the table below.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized
	Acquired on	Exercise ($)	Vesting (#)	on Vesting
Name	Exercise (#)	(1)	(2)	($) (3)
D.M. James	60,000	5,278,698	66,719	7,271,213
G.M. Badgett	21,225	1,807,918	10,939	1,119,275
D.F. Sansone	23,025	1,585,059	6,672	727,133
W.F. Denson	24,000	1,862,400	6,895	752,756
R.G. McAbee	11,175	810,138	6,564	715,434

(1)	Calculated by multiplying the difference between the fair market value of the common stock on the date of exercise and the option exercise price by the number of options exercised.

(2)	Represents the Deferred Stock Units (DSUs) and the common stock portion of Performance Share Units (PSUs) earned under the 1996 LTIP. DSUs were paid out in 100% stock and PSUs were paid out in 50% cash and in 50% stock.

(3)	Calculated by multiplying the number of units vested by the high/low average price of the common stock on the vesting date.
➢	Deferred Compensation Plan
Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Vulcan does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the Plan, the only costs to our company related to the plan are administrative costs and any contributions which may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and average annual short-term bonus) of $180,000 or more, to defer receipt of up to 50% of salary, up to 100% of annual cash bonus and beginning in 2007, up to 100% (net of taxes) of long-term incentive awards which are not excluded from deferral eligibility by the Internal Revenue Code (or regulations thereunder), as described below, until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The Plan does not offer any guaranteed return to participants.
The Plan is funded by a “rabbi trust” arrangement owned by our company which holds assets that correspond to the deemed investments of the Plan participants. Participants have an unsecured contractual commitment from our company to pay when due the amounts to which the participants are entitled. Upon the death or disability of a participant or upon a change in control of our company (as defined on page 43 of this Proxy Statement), all deferred amounts and all earnings related thereto will be paid to the participant in a single lump sum cash payment.
Effective for deferrals made after January 1, 2007, the Plan permits executives to defer Performance Share Units (PSU) and Deferred Stock Units (DSU) into the Plan which would, absent such deferral, be distributed to the executives. The PSU and DSU deferrals, other than described below, will be credited to the Plan participant accounts in the form of phantom stock and an equal number of shares of Vulcan common stock would be deposited by Vulcan in the rabbi trust. The only exceptions are the PSU distributions that were paid in 2007 which were distributed one-half in cash and one-half in stock, and accordingly, deferrals were proportionately allocated between the cash account and the stock account. Deferrals of long-term incentive compensation payments are invested in phantom stock of our company and may not be reallocated to an alternative investment option.

The following table shows the contributions, earnings, distributions and year-end account values for the named executives under the Plan.

Nonqualified Deferred Compensation Plan

		Registrant			Aggregate
	Executive	Contributions in	Aggregate	Aggregate	Balance at
	Contributions in	last Fiscal	Earnings in last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Year(1)	Fiscal Year(1)	Distributions	Year End(2)
Name	($)	($)	($)	($)	($)
D.M. James	957,500	0	(312,068)	0	2,739,763
G.M. Badgett	127,110	0	(40,299)	0	121,672
D.F. Sansone	702,703	0	12,225	0	1,758,100
W.F. Denson	1,030,089	0	11,132	0	2,095,745
R.G. McAbee	438,893	0	(37,033)	0	401,860

(1)	These amounts are not reported in the Summary Compensation Table.

(2)	Includes both the executive contributions and the earnings on those contributions. The amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. The earnings are not reported as our company does not provide for above market earnings on deferred compensation.

Outstanding Equity Awards at Fiscal Year-End
Certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the named executive officers outstanding as of the end of the fiscal year ended December 31, 2007 is set forth in the table below:

	Option Awards						Stock Awards
												Equity
												Incentive
												Plan
												Awards:
												Market or
										Equity Incentive		Payout
				Equity						Plan Awards:		Value of
				Incentive Plan			Number		Market	Number of		Unearned
	Number of		Number of	Awards:			of Shares		Value of	Unearned Shares,		Shares,
	Securities		Securities	Number of			or Units		Shares or	Units or		Units or
	Underlying		Underlying	Securities			of Stock		Units of	Other		Other
	Unexercised		Unexercised	Underlying			That Have		Stock That	Rights That		Rights That
	Options		Options	Unexercised	Option	Option	Not		Have Not	Have Not		Have Not
	(#)		(#)	Unearned	Exercise	Expiration	Vested (#)		Vested ($)	Vested (#)		Vested ($)
Name	(Exercisable)		(Unexerciseable)	Options (#)	Price ($)	Date	(11)		(13)	(12)		(13)
D.M. James	75,000		0		$32.9467	2/12/2008	26,880	(6)	$2,125,939	71,568	(9)	$5,660,313
	195,000		0		$45.1667	2/11/2009	32,976	(7)	$2,608,072	30,000	(10)	$2,372,700
	220,000		0		$42.3438	2/10/2010	45,912	(8)	$3,631,180
	200,000		0		$44.9000	2/9/2011
	200,000		0		$45.9500	2/7/2012
	116,000	(1)	29,000		$31.4650	2/13/2013
	78,000	(2)	52,000		$46.7600	2/12/2014
	87,600	(3)	58,400		$57.0950	2/10/2015
	118,000	(4)	0		$68.6300	12/8/2015
	169,800	(4)	0		$69.3100	1/24/2016
	0	(5)	111,250		$109.200	2/8/2017

G.M. Badgett	0		0		$32.9467	2/12/2008	4,480	(6)	$354,323	8,548	(9)	$676,061
	30,225		0		$45.1667	2/11/2009	5,496	(7)	$434,679	5,440	(10)	$430,250
	38,000		0		$42.3438	2/10/2010	8,649	(8)	$684,049
	31,000		0		$44.9000	2/9/2011
	31,000		0		$45.9500	2/7/2012
	22,400	(1)	5,600		$31.4650	2/13/2013
	15,000	(2)	10,000		$46.7600	2/12/2014
	15,600	(3)	10,400		$57.0950	2/10/2015
	51,000	(4)	0		$68.6300	12/8/2015
	0	(5)	20,290		$109.200	2/8/2017

D.F. Sansone	0		0		$32.9467	2/12/2008	2,689	(6)	$212,673	4,572	(9)	$361,599
	17,775		0		$45.1667	2/11/2009	3,298	(7)	$260,839	3,976	(9)	$314,462
	29,000		0		$42.3438	2/10/2010	4,912	(8)	$388,490	5,880	(10)	$465,049
	19,000		0		$44.9000	2/9/2011
	19,000		0		$45.9500	2/7/2012
	12,000	(1)	3,000		$31.4650	2/13/2013
	7,200	(2)	4,800		$46.7600	2/12/2014
	8,400	(3)	5,600		$57.0950	2/10/2015
	7,200	(3)	4,800		$54.8350	5/13/2015
	51,000	(4)	0		$68.6300	12/8/2015
	0	(5)	22,040		$109.200	2/8/2017

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
											Awards:
									Equity Incentive		Market or
									Plan		Payout
				Equity					Awards: Number of		Value of
				Incentive Plan			Number	Market			Unearned
	Number of		Number of	Awards:			of Shares	Value of	Unearned Shares,		Shares,
	Securities		Securities	Number of			or Units	Shares or	Units or		Units or
	Underlying		Underlying	Securities			of Stock	Units of	Other		Other
	Unexercised		Unexercised	Underlying			That Have	Stock That	Rights That		Rights That
	Options		Options	Unexercised	Option	Option	Not	Have Not	Have Not		Have Not
	(#)		(#)	Unearned	Exercise	Expiration	Vested (#)	Vested ($)	Vested (#)		Vested ($)
Name	(Exercisable)		(Unexerciseable)	Options (#)	Price ($)	Date	(11)	(13)	(12)		(13)
W.F. Denson	0		0		$32.9467	2/12/2008	3,584 (6)	$283,458	5,169	(9)	$408,816
	0		0		$45.1667	2/11/2009	4,398 (7)	$347,838	3,540	(10)	$279,979
	0		0		$42.3438	2/10/2010	5,873 (8)	$464,496
	0		0		$44.9000	2/9/2011
	24,000		0		$45.9500	2/7/2012
	13,600	(1)	3,400		$31.4650	2/13/2013
	9,000	(2)	6,000		$46.7600	2/12/2014
	10,200	(3)	6,800		$57.0950	2/10/2015
	33,000	(4)	0		$68.6300	12/8/2015
	0	(5)	13,640		$109.200	2/8/2017

R.G. McAbee	0		0		$32.9467	2/12/2008	2,689 (6)	$212,673	4,970	(9)	$393,077
	11,850		0		$45.1667	2/11/2009	3,298 (7)	$260,839	5,240	(10)	$414,432
	23,000		0		$42.3438	2/10/2010	3,844 (8)	$304,022
	15,000		0		$44.9000	2/9/2011
	15,000		0		$45.9500	2/7/2012
	8,800	(1)	2,200		$31.4650	2/13/2013
	9,000	(2)	6,000		$46.7600	2/12/2014
	9,000	(3)	6,000		$57.0950	2/10/2015
	30,000	(4)	0		$68.6300	12/8/2015
	0	(5)	19,560		$109.200	2/8/2017

Options in footnotes 1 through 3 vest at a rate of 20% per year in years 1 — 5.
(1)	Options with vesting dates of 1/1/04, 1/1/05, 1/1/06, 1/1/07, and 1/1/08.

(2)	Options with vesting dates of 1/1/05, 1/1/06, 1/1/07, 1/1/08, and 1/1/09.

(3)	Options with vesting dates of 12/31/05, 12/31/06, 12/31/07, 12/31/08, and 12/31/09.

(4)	Options fully vested at grant date, with a three-year resale restriction.
Options in footnote 5 vest at a rate of 33 1/3% per year in years 1 – 3.
(5)	Options with vesting dates of 2/8/08, 2/8/09, and 2/8/10.
Deferred Stock Units DSUs in footnotes 6 through 8 vest at the rate of 20% per year in years 6 - 10.
(6)	DSUs with vesting dates of 3/1/07, 3/1/08, 31/09, 3/1/10, and 3/1/11.

(7)	DSUs with vesting dates of 3/1/08, 3/1/09, 31/10, 3/1/11, and 3/1/12.

(8)	DSUs with vesting dates of 3/1/09, 3/1/10, 31/11, 3/1/12, and 3/1/13.
Performance Share Units PSUs in footnotes 9 — 10 cliff vest 100% after a three-year performance period.
(9)	PSUs with vesting date of 12/31/07.

(10)	PSUs with vesting date of 12/31/09.

(11)	DSUs include dividend equivalents through 12/31/07.

(12)	Vested PSUs adjusted for company performance through 12/31/07. Unvested PSUs adjusted to maximum allowed under the agreements.

(13)	Used year end closing price of the common stock on the New York Stock Exchange on December 31, 2007 to determine the market or payment value.

Retirement and Pension Benefits
Generally all full-time, salaried employees of our company, including the named executive officers that were hired prior to July 15, 2007, participate in our company’s funded pension plan after completing one year of service. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.
The following table provides for each named executive the number of years of credit service and present value of accumulated benefits as of December 31, 2007, under each plan in which the executive participates. The narrative that follows this table provides a description of the material features of each plan.
Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
D.M. James	Retirement Income Plan	15	$479,349	0
	Supplemental Benefit Plan	15	$7,010,661	0
	Supp. Executive Retirement Agreement	15	$8,932,597	0
G.M. Badgett	Retirement Income Plan	37 1/12	$1,119,234	0
	Supplemental Benefit Plan	37 1/12	$3,460,081	0
D. F. Sansone	Retirement Income Plan	19 10/12	$463,520	0
	Supplemental Benefit Plan	19 10/12	$1,470,108	0
W.F. Denson	Retirement Income Plan	34 11/12	$1,219,660	0
	Supplemental Benefit Plan	34 11/12	$2,921,172	0
R.G. McAbee	Retirement Income Plan	34	$1,115,821	0
	Supplemental Benefit Plan	34	$2,964,782	0
1.	The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62.

2.	The following FAS 87 assumptions as of 12/31/2007 were used to determine the above present values:
—	Discount rate of 6.45%

—	Mortality based on the 2000RP combined healthy table

—	Lump sum payments after 2007 are based on estimated PPA provisions

—	SERP and SERA benefits assumed to be paid as a 10 Year Certain Annuity

—	For the Qualified Plan, 50% of the 12/31/2000 benefit is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity
➢	Retirement Income Plan
The Retirement Income Plan for Salaried Employees (the “Retirement Plan”) provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers hired prior to July 15, 2007. Employees hired after July 15, 2007, are covered under a 401(k) Plan that includes company matching of employee contributions and an annual discretionary profit sharing contribution to all eligible participants. In order to attract and retain high quality employees, we believe that it is necessary for our company to provide an attractive employee benefits package that includes a competitive retirement program.
The normal retirement date is defined in the Plan as the first day of the calendar month immediately following a participant’s 65th birthday; however, service continues to accrue under the Plan if the participant works beyond age 65 (subject to a maximum service cap of 40 years). The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and any awards under the EIP and MIP, as reflected in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table. Under Section 415 of the Internal Revenue Code, the maximum annual benefit allowable under the Plan for an employee retiring at age 65 in 2007 is $180,000, an amount which may change in subsequent years as determined by the Internal Revenue Service. In addition, Section 401 of the Code limits the amount of a participant’s compensation which may be taken into account under the Plan to $225,000, an amount which is also subject to change by the Internal Revenue Service.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of Final Average Earnings per year of service accrued prior to age 45, plus 1.2% of Final Average Earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62 the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.
A participant must have either five years of vesting service, as defined in the Plan, or be at least age 55 with one year of vesting service to be vested and eligible for a benefit. The normal form of retirement benefit under the Plan for an unmarried participant is a Single Life Annuity, which is a monthly payment for life. The normal form of retirement benefit under the Plan for a married participant is a 75% Joint and Survivor Annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for their lifetime. The 75% Joint and Survivor Annuity is actuarially adjusted to account for two life expectancies. The Plan also provides that the participant may elect to choose among three additional Joint and Survivor options, three Period Certain Options, a Social Security Option and a Lump Sum Option (only for benefits accrued prior to 2001). The optional forms of payment are subject to actuarial adjustment. An election by a married participant of an option other than the normal form requires spousal consent.
➢	Unfunded Supplemental Benefit Plan
The Unfunded Supplemental Benefit Plan for Salaried Employees (the “Supplemental Plan”) enables our company to pay, to any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.
The Supplemental Plan is unfunded and amounts due the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions which allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a Change in Control (as defined in the Supplemental Plan).
The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan except as follows. Effective January 1, 2007 the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of ten years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Plan. New participants in the Supplemental Benefit Plan on or after January 1, 2007 automatically will receive their supplemental pension benefits in the form of installment payments over a period of ten years and have no other payment options.
➢	Supplemental Executive Retirement Agreement
Mr. James is entitled to benefits under a Supplemental Executive Retirement Agreement (SERA) which provides for additional retirement benefits based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years. Under the SERA, Mr. James was credited as of December 31, 2007, with additional service years. The SERA is an unfunded, noncontributory defined benefit plan.
The SERA was established in 2001 as an additional retention incentive for the Chief Executive Officer. This program enhances the amount of monthly retirement benefit to address the fact that Mr. James was a mid-career hire by Vulcan and is otherwise unable to accrue a full benefit under the current qualified and excess benefit plans.
The following named executives are currently eligible for early retirement under the following plans. Eligible under the Retirement Income Plan and the Unfunded Supplemental Benefit Plan are Donald M. James (age 59), Guy M. Badgett III (age 59), Daniel F. Sansone (age 55), William F. Denson, III (age 64) and Ronald G. McAbee (age 60). Mr. James is also currently eligible for early retirement under the SERA.

Payments upon Termination or Change in Control
This section describes and estimates payments that could be made to the named executive officers under different termination and change in control events. The estimated payments would be made under the terms of our company compensation and benefits programs or the change in control severance agreements with each of the named executive officers. The amount of potential payments is calculated as if the different events occurred as of December 31, 2007 and assumes that the price of our company’s common stock is the closing market price as of December 31, 2007.
➢	Description of Termination and Change in Control Events
The following charts list different types of termination and change in control, or “CIC,” events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to the named executive officers under their CIC employment agreements. Except for Messrs. James, Denson and Sansone, no payments are made under the CIC agreements unless, within two years of the change in control, the named executive officer is involuntarily terminated or he voluntarily terminates for good reason (as described below). The agreements with Messrs. James, Denson and Sansone provide for a 30-day window immediately following the first anniversary of the CIC during which they may elect to terminate their employment and receive the benefits provided under the CIC agreement.
➢	Termination Events
▪	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 55 years old and has at least one year of credited service.

▪	Lay Off – Termination by Vulcan of a named executive officer who is not retirement eligible.

▪	Resignation – Voluntary termination of a named executive officer who is not retirement eligible.

▪	Death or Disability – Termination of a named executive officer due to death or disability.

▪	Involuntary Termination – Termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct.

The following chart describes the treatment of different pay and benefit elements in connection with the non-CIC termination events shown.

		Lay Off (Involuntary			Involuntary
	Retirement/Retirement	Termination Not For			Termination
Program	Eligible	Cause)	Resignation	Death or Disability	(For Cause)
Pension: ▪ Qualified Plan ▪ Non-Qualified Plan ▪Sera	Participant may commence benefit payment	Participant is considered Terminated Vested	Participant is considered Terminated Vested	Spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested depending on age

Executive Deferred Compensation	Payment commences the year after retirement in the form elected	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

MIP and EIP	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	No payment

Stock Options	Full term to exercise vested options; non-vested options continue to vest; Noncompetition agreement required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise	Forfeit all, vested and non-vested

DSUs	If age 62 or older, vesting is accelerated; otherwise forfeit non-vested DSUs	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated on a pro-rata basis	Non-vested are forfeited

PSUs	Vesting is accelerated	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

Thrift Plan	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

Supplemental Thrift Plan	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	May take payment or defer until age 70 1/2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1/2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if age + service at least 70	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	Under age 55, 3 months spousal extension, then COBRA; over age 55, same as retiree	Under age 55, same as resignation; over age 55, same as retiree

➢	CIC-Related Events

▪	Acquisition by another entity of 20% or more of our common stock, or following a merger with another entity our shareholders own 65% or less of the company surviving the merger.

▪	Involuntary CIC Termination or Voluntary CIC Termination for Good Reason – Employment is terminated within two years of a CIC, other than for cause, or the employee voluntarily terminates for Good Reason.
“Good reason” for voluntary termination within two years of a CIC is generally satisfied when there is a reduction in salary, incentive compensation opportunity or benefits, relocation of over 35 miles or a diminution in duties and responsibilities.
The following table describes treatment of payments under pay and benefit programs upon a change in control, and upon a termination (voluntary or involuntary) upon a CIC.

Plan or Program	CIC	CIC with Termination
Pension:	No impact	Service ceases except to the extent
•Qualified Plan • Non-Qualified • SERA		that additional service is provided under the terms of the CIC agreements

Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days

EIP	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs.

MIP	The amount paid will be equal to the greater of (A) the target bonus, or (B) the bonus as determined under the Plan based upon our company’s actual performance.	The amount paid will be equal to the greater of (A) the target bonus, or (B) the bonus as determined under the Plan based upon our company’s actual performance; shall be paid within 90 days of CIC.

Stock Options	Immediately deemed fully vested and exercisable; remaining term to exercise	Immediately deemed fully vested and exercisable; remaining term to exercise

DSUs	All immediately deemed non-forfeitable; pay on 90th day following the CIC	All immediately deemed non-forfeitable; pay on 90th day following the CIC

PSUs	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the CIC occurs	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the CIC occurs

Thrift Plan	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC agreements. Participant entitled to distribution.

401(k) and Profit Sharing Retirement Plan (eff. 7/15/07)	No impact	Service ceases except to the extent that additional service is provided under the terms of the CIC Agreements. Participant is entitled to distribution.

Supplemental Thrift Plan	No impact	Participant entitled to distribution.

Severance Benefits	No Impact	Payment is 3 times the named executive’s annual base salary, short-term bonus and LTI amount.

Health Benefits	No impact	3 year coverage extension

➢	Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2007.
     Pension Benefits
The monthly amounts that would have become payable to the named executive officers if the termination events occurred as of December 31, 2007 under the Tax-Qualified Plan, the Non-qualified Plan and the SERA are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of the named executive officers and their spouses. These plans are described in the notes following the Pension Benefits Table. All the named executive officers were retirement eligible on December 31, 2007. The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the named executive officer’s life, except for the value of CIC enhanced benefits which would be paid in a lump sum.

				Death
			Resignation or	(monthly	CIC (Value of
	Retirement		Involuntary Retirement	payments to a	Enhanced
	(Monthly Payments)		(monthly payments)	spouse)	Benefits)(1)
Name	($)		($)	($)	($)
D.M. James	Tax-Qualified	3,353	Same as Retirement	2,779	0
	Non-Qualified	54,271	Same as Retirement	44,985	0
	SERA	69,149	Same as Retirement	57,318	11,130,472
	Defined Contribution	0	None	0	743,349

G.M. Badgett	Tax-Qualified	7,942	Same as Retirement	6,170	0
	Non-Qualified	27,270	Same as Retirement	21,185	1,736,740
	Defined Contribution	0	None	0	193,902

D.F. Sansone	Tax-Qualified	2,783	Same as Retirement	3,392	0
	Non-Qualified	9,683	Same as Retirement	11,801	1,391,747
	Defined Contribution	0	None	0	199,530

W.F. Denson	Tax-Qualified	9,245	Same as Retirement	6,009	0
	Non-Qualified	25,176	Same as Retirement	16,364	473,744
	Defined Contribution	0	None	0	142,101

R.G. McAbee	Tax-Qualified	8,039	Same as Retirement	5,727	0
	Non-Qualified	23,815	Same as Retirement	16,964	1,031,960
	Defined Contribution	0	None	0	170,208

(1)	Value of retirement and defined contribution enhancements are payable in lump sum in the event of a CIC.

In accordance with CIC Employment Agreements, lump sum values for non-qualified and SERA pension benefits are based upon the granting of three years of service for each named executive, except for Mr. James, who would receive credit for 6.6 years of service. The defined contribution amounts represent three years of company matching contributions for each executive.

     Long-Term Incentives
     Deferred Stock Units (DSUs)
     The chart below shows the number of DSUs for which vesting would be accelerated under certain events.

			CIC
	Retirement		(With or Without Termination)
	Number of	Total Number of	Number of	Total Number of
	Deferred Stock	Deferred Stock	Deferred Stock	Deferred Stock
	Units with	Units Following	Units with	Units Following
	Accelerated	Accelerated	Accelerated	Accelerated
	Vesting	Vesting	Vesting	Vesting
Name	(#)	(#)	(#)	(#)
D.M. James	0	0	105,768	105,768
G.M. Badgett	0	0	18,625	18,625
D.F. Sansone	0	0	10,899	10,899
W.F. Denson	13,855	13,855	13,855	13,855
R.G. McAbee	0	0	9,831	9,831
     Performance Share Units (PSUs)
The chart below shows the number of PSUs for which vesting would be accelerated under certain events.(1)

			CIC
	Retirement		(With or Without Termination)
	Number of	Total Number of		Total Number of
	Performance	Performance Share	Number of	Performance Share
	Share Units with	Units Following	Performance	Units Following
	Accelerated	Accelerated	Share Units with	Accelerated
	Vesting	Vesting	Accelerated Vesting	Vesting
Name	(#)	(#)	(#)	(#)
D.M. James	10,000	81,568	30,000	101,568
G.M. Badgett	1,813	10,361	5,440	13,988
D.F. Sansone	1,960	10,508	5,880	14,428
W.F. Denson	3,540	8,709	3,540	8,709
R.G. McAbee	1,747	6,717	5,240	10,210

(1)	Vested PSUs were adjusted for performance as of December 31, 2007. Unvested PSUs were adjusted to maximum allowed under the agreements since the performance was unknown at December 31, 2007.

     Stock Options
Stock Options would be treated as described in the termination and CIC charts above. The chart below shows the number of stock options for which vesting would be accelerated under certain events.

			CIC
	Retirement		(With or Without Termination)
	Number of		Number of
	Options with	Total Number of	Options with	Total Number of
	Accelerated	Options Following	Accelerated	Options Following
	Vesting	Accelerated Vesting	Vesting	Accelerated Vesting
Name	(#)	(#)	(#)	(#)
D.M. James	139,400	1,635,884	250,650	1,710,050
G.M. Badgett	26,000	266,989	46,290	280,515
D.F. Sansone	18,200	196,122	40,240	210,815
W.F. Denson	29,840	119,640	29,840	119,640
R.G. McAbee	14,200	142,370	33,760	155,410
     Executive Deferred Compensation Plan
The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the termination events and CIC-Related Events chart above. There is no enhancement or acceleration of payments under these plans associated with termination of CIC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.
     Health Benefits
Because Messrs. James, Badgett, Sansone, Denson and McAbee are eligible for early retirement and health care benefits are provided to early retirees, there is no incremental payment associated with the termination or CIC events.
     Severance Benefits
Our company has entered into individual CIC Employment Agreements with each of the named executive officers. In addition to the treatment of the benefits described above the named executive officers are entitled to a severance benefit, if within two years of a CIC they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason. Further, Messrs. James, Denson and Sansone may elect to voluntarily terminate their employment during the 30 days following the first anniversary of a CIC, and receive severance benefits. In any case, benefits are not paid unless the named executive officer releases us from any claims he may have against us.
The CIC severance payment is three times the named executive officer’s base annual salary, short-term bonus, and LTI amount, as each is defined in the CIC agreements. If any portion of the severance payment is an “excess parachute payment,” as defined under Internal Revenue Code Section 280G, we will pay on behalf of the named executive officer an additional amount to cover the taxes that would be due on the excess parachute payment – a “280G tax gross-up.”

The table below reflects an estimate of the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2007 in connection with a CIC.

Severance Amount
Name	($)
D.M. James	21,300,000
G.M. Badgett	4,723,333
D.F. Sansone	4,814,000
W.F. Denson	3,641,667
R.G. McAbee	3,752,000
The table below reflects an estimate of the value of 280G tax gross-up amounts due and payable to the Internal Revenue Service in connection with a CIC that results in severance payments.

280G Tax Gross-Up
Name	($) (1)
D.M. James	14,629,044
G.M. Badgett	3,080,842
D.F. Sansone	3,667,195
W.F. Denson	0
R.G. McAbee	2,679,849

(1)	Based on payment of equity components of compensation valued at $79.09 per share, the value of our company’s common stock as of December 31, 2007.

DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, our company considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified Board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under a deferred compensation plan are included in calculating the director’s ownership.
Cash Compensation Paid to Board Members. Members of the Board who are not employees of our company are paid a retainer of $45,000 per year, plus the following fees:
▪	$ 5,000 Board meeting fee for in-person attendance;

▪	$ 3,000 Committee meeting fee for in-person attendance;

▪	$ 1,500 Board and committee fees for telephonic meetings or actions by written consent;

▪	$10,000 Audit Committee chair retainer fee;

▪	$ 5,000 Retainer fee for all other committee chairs; and

▪	$ 1,500 Presiding Director fee per quarter.
Deferred Compensation Plan. We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan) under which non-management directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, either: (i) are credited with interest at prescribed rates; or (ii) are converted into a number of DSUs equivalent to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on Vulcan’s common stock, the DSU accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the DSUs are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of the director’s deferred compensation account in stock or cash, as applicable, if following a Change of Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.
Deferred Stock Units. Equity grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.
On June 1, 2007, 1,000 DSUs were granted to each non-management director serving on that date pursuant to the 2006 Omnibus Long-Term Incentive Plan (2006 LTIP), which was approved by our shareholders in 2006. These units vest on the third anniversary of the grant; however, payment may be deferred beyond that date. The DSUs are an unfunded, unsecured obligation of our company and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire at the earliest of vesting or when the non-management director reaches age 72 (or the then current mandatory retirement age for directors), or the non-management director ceases to be a director because of death, disability, or change in control. However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in Vulcan shares when the restrictions expire.
In prior years, grants to our directors were made under the Restricted Stock Plan or the Deferred Stock Plan. No further grants will be made under either of these Plans.

Director Summary Compensation Table
The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2007.

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Deferred	All Other
	or Paid	Stock	Option	Incentive Plan	Compensation	Compensation
Name(1)	in Cash	Awards(4)	Awards	Compensation	Earnings	(5)	Total
John D. Baker(2)	$11,250	$0	$0	$0	$0	$0	$11,250
Philip J. Carroll	$113,000	$121,530	$0	$0	$0	$0	$234,530
Phillip W. Farmer	$106,500	$121,530	$0	$0	$0	$0	$228,030
H. Allen Franklin	$109,500	$121,530	$0	$0	$0	$0	$231,030
Ann McLaughlin Korologos(3)	$54,500	$0	$0	$0	$0	$0	$54,500
Douglas J. McGregor	$107,000	$121,530	$0	$0	$0	$0	$228,530
James V. Napier	$124,000	$121,530	$0	$0	$0	$0	$245,530
Donald B. Rice	$108,500	$121,530	$0	$0	$0	$0	$230,030
Orin R. Smith	$110,000	$121,530	$0	$0	$0	$0	$231,530
Vincent J. Trosino	$96,000	$121,530	$0	$0	$0	$0	$217,530

(1)	Donald M. James, Chief Executive Officer and Chairman of the Board, is not included in this table as he is an employee of our company and receives no additional compensation for his service as director. Mr. James’ compensation is shown in the Summary Compensation Table.

(2)	Mr. Baker was elected director in November 2007.

(3)	Ms. Korologos was elected a director in July 2007.

(4)	This column represents the dollar amount of the 2007 accounting expense recognized for these awards granted in 2007 and prior years. Therefore, the values shown here are not representative of the amounts that may eventually be realized by a director. Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-based Payments.” For DSUs and Restricted Stock, the fair value is estimated on the date of grant based on the market price of our stock on the grant date. At December 31, 2007, the aggregate number of restricted stock units and DSUs accumulated on their account for all years of service, including dividend equivalent units were:

Name	Units
John D. Baker	0
Philip J. Carroll	8,978
Phillip W. Farmer	8,199
H. Allen Franklin	6,401
Ann McLaughlin Korologos	1,231
Douglas J. McGregor	11,327
James V. Napier	11,327
Donald B. Rice	11,327
Orin R. Smith	11,327
Vincent J. Trosino	4,174

(5)	None of the directors received perquisites or other personal benefits in excess of $10,000.

GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2007, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2007 all reports were filed in a timely manner except the Form 3 filed upon Ms. Korologos rejoining the Board was filed late.
Shareholder Proposals For 2009
To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2009 annual meeting, a shareholder’s proposal must be received by us at our principal office no later than November 25, 2008. Proposals should be addressed to Jerry F. Perkins, Jr., Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2009 proxy statement. If a shareholder intending to introduce a resolution for a vote at the 2009 Annual Meeting does not provide notice of that intention to the Secretary before February 8, 2009, the persons named in Vulcan’s 2008 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS, JR.
Secretary

1200 Urban Center Drive
Birmingham, Alabama 35242
March 28, 2008

APPENDIX A
RESTATED
CERTIFICATE OF INCORPORATION
OF
LEGACY VULCAN CORP.
     Pursuant to Sections 14A:9-4 and 14A:9-5 of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation certifies that it has adopted this restated certificate of incorporation.
ARTICLE I
Corporate Name
     The name of the corporation is Legacy Vulcan Corp.
ARTICLE II
Purpose
     The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Act.
ARTICLE III
Capital Stock
     The corporation is authorized to issue 100 shares of common stock, $0.01 par value (“Common Stock”).
ARTICLE IV
Registered Office and Agent
     The address of the corporation’s registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628. The name of the corporation’s initial registered agent at that address is Corporation Service Company.
ARTICLE V
Initial Board of Directors
     The board of directors will consist of three (3) persons whose names and addresses are as follows:

Name	Address
William F. Denson, III	1200 Urban Center Drive
Birmingham, Al 35242

Daniel F. Sansone	1200 Urban Center Drive
Birmingham, Al 35242

Ejaz A. Khan	1200 Urban Center Drive
Birmingham, Al 35242
ARTICLE VI
Indemnification
     The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the Act, as the same may be amended and supplemented, indemnify any and all directors whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of directors.
ARTICLE VII
Personal Liability
     The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by subsection 14A:2-7(3) of the Act, as the same may be amended and supplemented.
ARTICLE VIII
Approval
     Shareholder approval of the restated certificate of incorporation was given without a meeting by written consent of the sole shareholder dated                     , 2008, pursuant to N.J.S. 14A:5-6. The number of shares represented by the consent was 100 shares of Common Stock.
     IN WITNESS WHEREOF, the undersigned has signed this restated certificate of incorporation on behalf of the Corporation this                      day of                     , 2008.

LEGACY VULCAN CORP.

By:

Name:

Title:

Vulcan Materials Company VOTE BY INTERNET — www.proxvvote.com
C/O PROXY SERVICES —
P.O. BOX 9142 Use the Internet to transmit your voting FARMINGDALE, NY 11735 instructions and for electronic delivery of information up until 11:59 P.M. Central Daylight Time on May 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Vulcan Materials Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e—mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Daylight Time on May 8, 2008. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vulcan Materials Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VULCAN MATERIALS COMPANY
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.
Vote on Directors
1. ELECTION OF DIRECTORS For Withhold For All To withhold authority Nominees: All All Except to vote for any 01) Donald M. James individual nominee(s), 02 Ann McLaughlin Korologos mark “For All Except” 03) Phillip J. Carrol, Jr. and write the number(s) 04) Orin R. Smith of the nominee(s) on the line below.
Vote on Proposals
2. Proposal to ratify the appointment of Deloitte & Touche LLP as Vulcan Material Company’s independent registered public For Against Abstain accounting firm for the year 2008.
3. Proposal to adopt the Legacy Vulcan Corp. Restated Certificate of Incorporation. For Against Abstain
4. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this Please sign your name exactly as it appears box and write them on the back where indicated. hereon. When signing as attorney, executor, Yes No administrator, trustee or guardian, please add Please indicate if you plan to attend this meeting. your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.
Signature [PLEASE Date Signature (Joint Owners) Date SIGN WITHIN BOX]

VULCAN MATERIALS COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 9, 2008
The undersigned hereby appoints Phillip W. Farmer, Douglas J. McGregor and Donald B. Rice, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Vulcan Materials Company that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Central Daylight Time, on May 9, 2008, at the Vulcan Materials Company headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: — (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE —